UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM 8-K

                          Current Report

                Pursuant to Section 13 or 15(d) of
                    The Securities Act of 1934



Date of Report:                         October 5, 1999
Date of Earliest Event Reported:        October 3, 1999

                       WESTVACO CORPORATION
      (Exact Name of Registrant as Specified in Its Charter)



 DELAWARE                  1-3013                   13-1466285
(State or other)          (Commission           (I.R.S. Employer
 jurisdiction              File Number)       Identification No.)
 of incorporation)


     299 PARK AVENUE, NEW YORK, NEW YORK        10171
                                             (Zip Code)





 Registrant's telephone number, including area code (212) 688-5000


ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

Westvaco issued a news release on October 4, 1999, announcing a definitive agreement to acquire Temple-Inland Inc.'s bleached paperboard mill in Evadale, TX, for $575 million for the fixed assets and approximately $50 million in working capital. The company will initially finance the acquisition with short-term debt backed by a revolving credit facility. In addition the company will soon file a shelf-registration and expect to replace the short-term debt with long-term debt as market conditions permit. A copy of the news release is filed as Exhibit 99a.


ITEM 5.   OTHER EVENTS

Westvaco issued a news release on October 4, 1999, announcing a series of actions to improve the company's performance and a related pretax charge against fiscal fourth quarter 1999 earnings that is expected to total $85 million. The charge is primarily a noncash write-down of assets. A copy of the news release is filed as Exhibit 99b.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

    Exhibit 2,10  Asset Purchase Agreement

    Exhibit 99a  News release issued by the Company on October 4, 1999

    Exhibit 99b  News release issued by the Company on October 4, 1999




                             SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               WESTVACO CORPORATION

                               By _______________________
                               John W. Hetherington
                               Vice President and Secretary

Date:  October 5, 1999
                           EXHIBIT INDEX




    Exhibit 2,10  Asset Purchase Agreement

    Exhibit 99a  News release issued by the Company on October 4, 1999

    Exhibit 99b  News release issued by the Company on October 4, 1999




                                                   Exhibit 2 & 10


                     ASSET PURCHASE AGREEMENT

                           by and among

                       WESTVACO CORPORATION

                                and

            TEMPLE-INLAND FOREST PRODUCTS CORPORATION,

   INLAND EASTEX EXTRUSION COMPANY, TEMPLE-INLAND RECAUSTISIZING

             COMPANY, TEMPLE-INLAND RECOVERY COMPANY,

                   TEMPLE-INLAND STORES COMPANY





                          Execution Copy



                          October 3, 1999







                         TABLE OF CONTENTS



                             ARTICLE I
                            DEFINITIONS
 1.1  Definitions                                           1

                            ARTICLE II
                           SALE OF ASSETS
 2.1  Assets to be Acquired                                11
 2.2  Excluded Assets                                      14
 2.3  Assumed Liabilities                                  15
 2.4  Excluded Liabilities                                 16
 2.5  Consideration                                        16
 2.6  Designation of Affiliates by Buyer                   16
 2.7  Purchase Price Allocation                            17

                            ARTICLE III
                    PURCHASE PRICE ADJUSTMENTS
 3.1  Estimated Adjustment                                 17
 3.2  Post-Closing Adjustment                              17
 3.3  Corrective Actions                                   19
 3.4  Guarantee of Receivables                             20

                            ARTICLE IV
                 RELATED AND ADDITIONAL AGREEMENTS
 4.1  Fiber Supply Agreement                               21
 4.2  Parent Guarantee                                     21

                             ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF SELLER
 5.1  Organization; Qualification                          21
 5.2  Authority Relative to this Agreement and the Fiber
       Supply Agreement                                    21
 5.3  Consents and Approvals                               22
 5.4  Non-Contravention                                    22
 5.5  Compliance with Laws                                 22
 5.6  Environmental Matters                                22
 5.7  Licenses and Permits                                 23
 5.8  Financial Statements                                 23
 5.9  Litigation                                           23
 5.10 Title to Properties                                  24
 5.11 Leases                                               24
 5.12 Intellectual Property                                25
 5.13 Listed Contracts                                     25
 5.14 Tangible Assets                                      26
 5.15 Labor Matters                                        26
 5.16 Employee Benefit Plans                               27
 5.17 Conduct of Business and Management of Assets         28
 5.18 Finders                                              29
 5.19 Sufficiency of Assets                                29
 5.20 Customers                                            29
 5.21 Year 2000 Problems                                   29
 5.22 Industrial Revenue Bonds                             29
 5.23 Purchased Subsidiaries Capitalization                30
 5.24 Tax Matters                                          30
 5.25 Disclosure                                           31
 5.26 No Other Representations                             32

                            ARTICLE VI
              REPRESENTATIONS AND WARRANTIES OF BUYER
 6.1  Organization; Qualification                          32
 6.2  Authority Relative to this Agreement and the Fiber
       Supply Agreement                                    32
 6.3  Consents and Approvals                               33
 6.4  Non-Contravention                                    33
 6.5  Litigation                                           33
 6.6  Finders                                              33
 6.7  Financing                                            33

                            ARTICLE VII
                       ADDITIONAL AGREEMENTS
 7.1  Conduct of Business and Management of Assets         33
 7.2  Forbearances by Seller                               34
 7.3  Mail Received after Closing                          35
 7.4  Expenses                                             35
 7.5  Confidentiality and Public Announcements             35
 7.6  Efforts to Consummate                                35
 7.7  Further Assurances                                   36
 7.8  Use of Seller Name                                   36
 7.9  No Solicitation of Employees                         36
 7.10 Antitrust Filings                                    37
 7.11 Title Matters                                        37
 7.12 Access to Assets and Business Employees              38
 7.13 IRB Obligations                                      39
 7.14 Consents and Approvals                               39
 7.15 Year 2000 Compliance Program                         40
 7.16 Transitional Services                                40
 7.17 Capital Expenditures                                 40
 7.18 Temple-Inland Canal                                  41
 7.19 Bulk Sales Waiver                                    42
 7.20 Product Liability Claims                             42
 7.21 Other                                                42

                           ARTICLE VIII
          BUSINESS EMPLOYEE AND EMPLOYEE BENEFIT MATTERS
 8.1  Employment of Seller's Employees                     43
 8.2  Certain Compensation Liabilities                     43
 8.3  Severance Costs                                      43
 8.4  Welfare Benefits                                     44
 8.5  Pension and Savings Benefits                         44
 8.6  Benefits Generally                                   45
 8.7  Plant Closing Laws                                   45
 8.8  Miscellaneous                                        45
 8.9  Employee Records                                     45

                            ARTICLE IX
                            TAX MATTERS
 9.1  Tax Sharing and Allocation Agreements                46
 9.2  Survival of Certain Representations                  46
 9.3  Returns for Periods Through the Closing Date         46
 9.4  Audits                                               46
 9.5  Carrybacks and Refunds                               46
 9.6  Section 338(h)(10) Election                          47
 9.7  Allocation of Purchase Price for Purchased
       Subsidiaries Assets                                 48
 9.8  Tax Periods Ending on or Before the Closing Date     48
 9.9  Tax Periods Beginning Before and Ending after the
       Closing Date                                        48
 9.10 Cooperation on Tax Matters                           49
 9.11 Tax Indemnification                                  49
 9.12 Allocation of Certain Taxes                          50
 9.13 Certain Taxes                                        51

                             ARTICLE X
                CONDITIONS TO OBLIGATIONS OF BUYER
 10.1 Representations and Warranties                       51
 10.2 Performance of this Agreement                        51
 10.3 Proceedings                                          51
 10.4 Consents and Approvals                               52
 10.5 Injunction, Litigation, etc.                         52
 10.6 Fiber Supply Agreement                               52
 10.7 Officer's Certificate                                52
 10.8 Memorandum                                           52

                            ARTICLE XI
                CONDITIONS TO OBLIGATIONS OF SELLER
 11.1 Representations and Warranties                       52
 11.2 Performance of this Agreement                        52
 11.3 Proceedings                                          53
 11.4 Consents and Approvals                               53
 11.5 Injunction, Litigation, etc.                         53
 11.6 Fiber Supply Agreement                               53
 11.7 Officer's Certificate                                53

                            ARTICLE XII
           DELIVERIES, ETC., IN CONNECTION WITH CLOSING
 12.1 Time and Place of Closing                            53
 12.2 Deliveries by Seller                                 53
 12.3 Deliveries by Buyer                                  55

                           ARTICLE XIII
                          INDEMNIFICATION
 13.1 Indemnification by Seller                            55
 13.2 Indemnification by Buyer                             56
 13.3 Article VIII Rights and Obligations and Certain
       Product Liability and Employee Claims Excluded      56
 13.4 Survival Date                                        57
 13.5 Third-Party Claims                                   57
 13.6 Subrogation Rights; No Duplication                   58
 13.7 Punitive Damages; Mitigation                         58

                            ARTICLE XIV
                 TERMINATION, AMENDMENT AND WAIVER
 14.1 Termination                                          58
 14.2 Effect of Termination                                59
 14.3 Amendment                                            59
 14.4 Extension; Waiver                                    59

                            ARTICLE XV
                        GENERAL PROVISIONS
 15.1 Notices                                              59
 15.2 Interpretation                                       60
 15.3 Severability                                         60
 15.4 Counterparts                                         61
 15.5 Miscellaneous                                        61
 15.6 Third-Party Beneficiaries                            61
 15.7 Specific Performance                                 61
 15.8 Remedies Cumulative                                  61
 15.9 Arbitration                                          61
 15.10No Presumption Against Drafter                       62

                      SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1.1 (a)  Chip Quality Standards
Schedule 1.1 (b)  Seller's Knowledge
Schedule 1.1 (c)  Permitted Encumbrances
Schedule 2.1 (a)  Paperboard Mill
Schedule 2.1 (b)  Extruder Site
Schedule 2.1 (c)  Temple-Inland Canal
Schedule 2.1 (e)  Other Real Property
Schedule 2.1 (r)  Additional Purchased Assets
Schedule 2.2      Excluded Assets
Schedule 2.3      Assumed Liabilities
Schedule 2.4      Excluded Liabilities
Schedule 3.2      Working Capital Calculation
Schedule 5.8 (b)  Balance Sheet
Schedule 5.8 (c)  Income Statements
Schedule 7.13     IRB Obligations
Schedule 7.16     Transitional Services
Schedule 8.1      Employees Not Transferred
Schedule 8.3      Retained Severance


EXHIBITS

Exhibit A      Fiber Supply Agreement
Exhibit B      Parent Guarantee


ANNEXES

Annex A        CapX Plan
Annex B        Phase I Expenditure Schedule


DISCLOSURE SCHEDULE

Section 5.3      Consents and Approvals
Section 5.5      Compliance
Section 5.6      Environmental Matters
Section 5.7      Licenses and Permits
Section 5.9      Litigation
Section 5.10     Title to Properties
Section 5.11 (a) Leases
Section 5.11 (b) Lease Defaults
Section 5.12     Intellectual Property
Section 5.13     Listed Contracts
Section 5.15 (a) Collective Bargaining Agreements
Section 5.15 (b) Labor Disputes
Section 5.15 (c) Employee Actions
Section 5.16 (a) Employee Benefit Plans
Section 5.16 (b) ERISA
Section 5.16 (d) Employee Contracts
Section 5.20     Customers and Brokers
Section 5.22     Industrial Revenue Bonds
Section 5.23     Purchased Subsidiaries Shares
Section 5.24     Tax Matters
Section 6.3      Buyer Consents


                     ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT, dated as of October 3, 1999, is by and among TEMPLE-INLAND FOREST PRODUCTS CORPORATION, a Delaware corporation ("Seller"), INLAND EASTEX EXTRUSION COMPANY, a
Delaware corporation and wholly owned subsidiary of Seller ("Sub One"), TEMPLE-INLAND RECAUSTISIZING COMPANY, a Delaware corporation and wholly owned subsidiary of Seller ("Sub Two"), TEMPLE-INLAND RECOVERY COMPANY, a Delaware corporation and wholly owned subsidiary of Seller ("Sub Three"), TEMPLE-INLAND STORES COMPANY, a Delaware corporation and wholly owned of Seller ("Sub Four," and collectively with Sub One, Sub Two and Sub Three, the "Subs") and WESTVACO CORPORATION, a Delaware corporation ("Buyer").

     WHEREAS, Seller, directly or through wholly-owned subsidiaries and affiliates, engages in the manufacture and sale of various grades and weights of coated and uncoated bleached paperboard for use in printing and publishing applications, greeting cards, office supplies, foodware and similar products (the "Business");

     WHEREAS, Seller owns and through wholly-owned subsidiaries and affiliates operates a paperboard mill used exclusively in the Business that produces all the bleached paperboard for the Business (the "Paperboard Mill");

     WHEREAS, Seller wishes to sell, or cause its subsidiaries to sell, the Paperboard Mill and the assets related to the Business to Buyer, and Buyer wishes to purchase such Paperboard Mill and assets from Seller, upon the terms and conditions and for the consideration, including the assumption of certain liabilities, set forth in this Agreement;

     WHEREAS, in connection with such sale and purchase, Seller and Buyer (and their respective Affiliates, as applicable) desire to enter into a long-term fiber supply agreement as provided herein;
and

     WHEREAS, as an important condition to Buyer's willingness to enter into this Agreement, Temple-Inland, Inc., a Delaware corporation ("Temple-Inland Parent"), has agreed to guarantee the performance of the obligations, including for indemnification, of Seller and its subsidiaries under this Agreement.

     NOW THEREFORE, in consideration of the foregoing and the representations, warranties, and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:


                      ARTICLE I
                     DEFINITIONS


Definitions. As used herein, the following terms have the following meanings:

     "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Authority of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

     "Additional Cluster Remediation" means the obligation to conduct or pay for remedial action intended to bring the Purchased Assets into compliance under the Environmental Protection Agency's Pulp and Paper Cluster Rules, other than obligations with respect to the Phase I Cluster Remediation.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" with respect to any party, means a party, person or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party, where "control", "controlled by" and "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

     "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

     "Agreement" means this Asset Purchase Agreement, all exhibits and schedules hereto, and all amendments made hereto and thereto by written agreement between the parties.

     "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state, foreign and multinational (including European Community) statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     "Assignment and Assumption Agreement" means a Bill of Sale,
Assignment and Assumption Agreement in such form as may be reasonably satisfactory to Buyer and Seller.

     "Assumed Contracts" has the meaning set forth in Section 2.1(j).

     "Assumed Liabilities" has the meaning set forth in Section 2.3.

     "Authority" means any tribunal or arbitrator(s) of competent jurisdiction, any self-regulatory organization, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign nation or government, or any domestic or foreign state, county, city or other political subdivision.

     "Balance Sheet" means the unaudited balance sheet for the Business, including, without limitation, the Paperboard Mill and all other Purchased Assets, as of August 31, 1999, reflecting the Business as proposed to be transferred hereunder, previously delivered by Seller to Buyer and included as Schedule 5.8(b) hereto.

     "Base Purchase Price" has the meaning set forth in Section 2.5.

     "Basket" has the meaning set forth in Section 13.1(b).

     "Bonuses" has the meaning set forth in Section 8.2.

     "Business" has the meaning set forth in the recitals hereto.

     "Business Assets" has the meaning set forth in Section 2.1.

     "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

     "Business Employees" has the meaning set forth in Section 8.1.

     "Business Intellectual Property" has the meaning set forth in
Section 2.1(i).

     "Business Material Adverse Effect" means any effects, events, occurrences or states of facts that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the value, condition (financial or otherwise), assets, Liabilities or results of operations of the Business taken as a whole, (b) are, or would reasonably be expected to be, materially adverse to the value, serviceability, condition, or operation of the Paperboard Mill, or (c) prevent or materially delay consummation of any of the transactions contemplated by this Agreement; provided that a "Business Material Adverse Effect" shall exclude any change or effect due to (i) United States or global economic conditions or financial markets in general; (ii) prices in the international or national markets for bleached paperboard, pulp stock, or wood fibers, or (iii) announcement of the transactions contemplated hereby.

     "Buyer" has the meaning set forth in the recitals hereto.

     "Buyer Savings Plans" has the meaning set forth in Section 8.5(b).

     "Buyer Tax Indemnitee(s)" means Buyer and its Subsidiaries and Affiliates (including, after the Closing, the Purchased
Subsidiaries).

     "CapX Plan" has the meaning set forth in Section 7.17(a).

     "CERCLA" means the Comprehensive Environmental Response,
Compensation, and Liability Act codified at 42 U.S.C. Section 9601 et seq. (including the amendments made by the Superfund Amendments and Reauthorization Act of 1986).

     "Claims" means all rights, demands, claims, Actions and causes of action (whether for personal injuries or property, consequential or other damages of any kind).

     "Closing" has the meaning set forth in Section 12.1.

     "Closing Balance Sheet" has the meaning set forth in Section 3.2(b).

     "Closing Date" has the meaning set forth in Section 12.1.

     "Closing Working Capital" has the meaning set forth in Section 3.2(b).

     "COBRA Coverage" has the meaning set forth in Section 8.4.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consent" and "Consents" have the meaning set forth in Section 7.14(a).

     "Correction Cost Deadline" has the meaning set forth in
Section 3.3(b).

     "Correction Cost Notice" has the meaning set forth in Section 3.3(b).

     "Correction Costs" has the meaning set forth in Section 3.3(b).

     "Disputed Items" has the meaning set forth in Section 3.2(d).

     "Election Allocations" has the meaning set forth in Section 9.7.

     "Employee Plans" has the meaning set forth in Section 5.16(a).

     "Encumbrances" means mortgages, liens, encumbrances, security interests, restrictions upon voting or transfer, covenants, restrictions, adverse claims, boundary disputes, pledges, lease, levy, charges, options, title defects, rights of first refusal, rights of way, use or occupancy or other legal or equitable encumbrances (including, in the case of real property, rights-of-way, easements, and encroachments).

     "Environmental Condition" means any condition existing at any Purchased Asset that relates to (i) the emission, discharge, disposal, release or threatened release of any Hazardous Substance into the environment, (ii) the treatment, storage, recycling or other handling of any Hazardous Substance, or (iii) the presence of any Hazardous Substance, including, but not limited to, asbestos, any polychlorinated biphenyl or dioxin, in any building, structure or workplace or on any of the Purchased Assets.

     "Environmental Laws" means Environmental Statutes and any common law governing the contamination, pollution or protection of the environment or allocating liabilities in respect thereof.

     "Environmental Statutes" means federal, state and local statutes, whenever enacted, and regulations promulgated thereunder, intended to provide protection for public health and the environment, including, without limitation, the Clean Air Act, the Clean Water Act, CERCLA, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act), the Toxic Substances Control Act, their state statutory and regulatory counterparts and other substantially similar foreign statutes and regulations.

     "ERISA Affiliate" means any member of a controlled group of corporations, a group of trades or businesses under common control, or an affiliated service group, in each case with any of Sellers, within the meaning of Section 414(b), (c), (m), or (o) of the Code, or Section 4001(a)(14) of ERISA.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Estimated Closing Working Capital" has the meaning set forth in Section 3.1.

     "Estimated Working Capital Adjustment" has the meaning set forth in Section 3.1.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Excluded Assets" has the meaning set forth in Section 2.2.

     "Excluded Liabilities" has the meaning set forth in Section 2.3(b).

     "Extruder Facility" has the meaning set forth in Section 2.1(b).

     "Extruder Site" has the meaning set forth in Section 2.1(b).

     "Fiber Supply Agreement" has the meaning set forth in Section 4.1.

     "Final Closing Working Capital" has the meaning set forth in
Section 3.2(e).

     "Final Working Capital Adjustment" has the meaning set forth in Section 3.2(f).

     "FIRPTA Certificate" means a certificate in form and substance reasonably satisfactory to Buyer duly executed and acknowledged certifying facts that would exempt the sale of the Purchased Assets hereunder from the provisions of the Foreign Investment in Real Property Tax Act.

     "GAAP" means United States generally accepted accounting principles.

     "Hazardous Substance" means (i) any hazardous substance, extremely hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, or petroleum, crude oil or any fraction thereof.

     "Hire Date" has the meaning set forth in Section 8.1.

     "HSR Act" has the meaning set forth in Section 5.3.

     "Inactive Employee" has the meaning set forth in Section 8.1.

     "Income Statements" has the meaning set forth in Section 5.8(b).

     "Indemnitee" has the meaning set forth in Section 13.4(a).

     "Indemnitor" has the meaning set forth in Section 13.4(a).

     "Intellectual Property" means (i) trade names, trademarks and service marks, together with the associated goodwill, letters patent, copyrights, design registrations and inventor certificates as well as applications, registrations, and certificates for any of the foregoing or any other intellectual property embodied in a form which is filed or registered with any Authority, and (ii) unpatented technology, inventions, research, trade secrets, processes, know-how, designs and formulae and unfiled trade names, trademarks and service marks, together with the associated goodwill, unregistered copyrights and other industrial or intellectual property which is not filed or registered with an Authority.

     "Inventory" has the meaning set forth in Section 2.1(g).

     "IRB Amount" means the aggregate dollar amount of principal and accrued and unpaid interest under the IRBs as of the Closing
Date.

     "IRB Obligation" means an amount of principal and interest equal to the IRB Amount, and any other payment obligation arising as a result of the failure, after the Closing Date, of the Purchased Subsidiary that is an obligor under the applicable IRB to make any such payment and any obligation under the IRBs to pay redemption premiums, make whole payments or other penalties that arise as a result of any event, circumstance or occurrence that occurs after, but did not occur on or prior to, the Closing Date; provided, however, that none of the following is an IRB Obligation:

     (a) any obligation to make any payment of principal or interest that is or was due on or prior to the Closing
          Date but was not made;

     (b) any obligation to make any payment of principal in excess of the principal amounts reflected in the IRB Amount;

     (c) any obligation to make any payment of accrued interest as of the Closing Date in excess of the amount of accrued interest reflected in the IRB Amount;

     (d) any obligation to pay any interest other than interest accruing after the Closing Date in respect of the amounts set forth in clauses (b) and (c) above;

     (e) any obligation arising as a result of (x) any default or event of default or any other failure to comply with the terms of such IRB that occurred on or prior to the Closing Date, or (y) any event, circumstance or occurrence that occurred on or prior to the Closing Date that results in (i) a default, (ii) an event of default or (iii) the failure of the interest paid on the IRB to qualify for the exclusion from income under section 103 of the Code; or

     (f) any payment or penalty arising as a result of any of the items described in clauses (a) through (e) above.

     "IRBs" has the meaning set forth in Section 5.22.

     "Knowledge of Seller" means the actual knowledge, after reasonable inquiry, of those officers and employees of Sellers listed on Schedule 1.1(b) and, in addition, with respect to Sections 5.24(a) and 5.24(c) of this Agreement, the actual knowledge of those officers and employees of Temple-Inland Parent listed on Schedule 1.1(b).

     "Leases" has the meaning set forth in Section 5.11(a).

     "Liability" means any and all debts, losses, liabilities, claims (including claims as defined in the Bankruptcy Code), damages, fines, costs, royalties, deficiencies or obligations (including those arising out of any Action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, accrued or unaccrued, liquidated or unliquidated, absolute, contingent or otherwise and whether due or to become due, and whether or not resulting from third-party claims, and any out-of-pocket costs and expenses, including any liability for Taxes.

     "Listed Contract" has the meaning set forth in Section 5.13.

     "Losses" means, without duplication, any and all actual damages, fines, fees, penalties, deficiencies, loss of profits, diminution in value of investment, claims, Liabilities, liens, losses or other obligations, together with costs and expenses, including, without limitation, reasonable fees and disbursements of counsel and any consultants or experts and expenses of investigation incurred in the course of litigation or other proceedings or of any claim, default or assessment.

     "MADSP" means the modified aggregate deemed sales price at which each of the Purchased Subsidiaries is deemed to have sold its assets for Tax purposes as a result of a Section 338(h)(10)
Election (or a similar state or local election).

     "Material Personalty Leases" has the meaning set forth in
Section 5.11(a).

     "Mill Assets" has the meaning set forth in Section 2.1.

     "Mill Real Property" has the meaning set forth in Section 2.1(a).

     "Neutral Auditors" has the meaning set forth in Section 3.2(e).

     "New Plans" has the meaning set forth in Section 8.6.

     "Old Plans" has the meaning set forth in Section 8.6.

     "Paperboard Mill" has the meaning set forth in the recitals hereto.

     "Parent Guarantee" has the meaning set forth in Section 4.2.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permit" and "Permits" have the meaning set forth in 2.1(k).

     "Permitted Exceptions" means (a) Encumbrances for taxes and assessments or governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings,
(b) Encumbrances in favor of landlords, carriers, warehousemen, mechanics, workmen and materialmen and construction or similar liens arising by operation of law or incurred in the ordinary course of business for sums not yet delinquent or that are being contested in good faith and by appropriate proceedings, (c) rights reserved to or vested in any governmental authority to control or regulate any Real Property or interests therein in any manner, and all laws of any governmental authority, (d) Title Defects to which Buyer has been deemed to have waived its rights pursuant to Section 7.11(b), and (e) Encumbrances listed in Schedule 1.1(c).

     "Person" means an individual, partnership (general or limited), corporation, limited liability company, association or other form of business organization (whether or not regarded as a legal entity under applicable law), trust, estate or any other entity.

     "Phase I Cluster Remediation" means performance of the scope and specification of work in Phase I of Seller's plan, the "Process Description of Facilities," Kellogg Brown & Root Spec. No. 50-97-191, previously delivered to Buyer by Seller, including the modifications, addition of facilities, installation of equipment, undertakings and projects described therein, which are intended to achieve compliance with the Best Available Technology wastewater standards of the Environmental Protection Agency's Pulp and Paper Cluster Rules, as defined in the April 15, 1998 Federal Register vol. 63, no. 72 beginning at page 18504, at the Paperboard Mill.

     "Post-Closing Period" means each taxable period that starts after the Closing Date and the portion of each Straddle Period that starts after the Closing Date.

     "Pre-Closing Period" means each taxable period that ends on or before the Closing Date and the portion, ending on the Closing
Date, of a Straddle Period.

     "Purchased Assets" has the meaning set forth in Section 2.1.

     "Purchase Price" has the meaning set forth in Section 2.5(a).

     "Purchase Price Allocation" has the meaning set forth in
Section 2.7.

     "Purchased Subsidiaries" has the meaning set forth in Section 2.1(s).

     "Purchased Subsidiaries Shares" has the meaning set forth in
Section 5.23(a).

     "Real Property" has the meaning set forth in Section 2.1(e).

     "Real Property Title Commitment" has the meaning set forth in
Section 7.11(a).

     "Real Property Title Package" has the meaning set forth in
Section 7.11(a).

     "Recorded Area" means (x) the approximately 100,000 acres of timberland agreed to by the parties prior to the Closing or, if no such agreement is reached prior to the Closing, (y) the timberlands owned by Seller in Jasper County, Texas.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

     "Remedial Action" means an action required under Environmental Laws to clean up or to contain or otherwise to ameliorate or remedy any Environmental Condition, including but not limited to preventing a Release or threatened Release and performing studies, investigations and monitoring.

     "Resolution Period" has the meaning set forth in Section 3.2(d).

     "Retained Severance" has the meaning set forth in Section 8.3.

     "Section 338(h)(10) Election" has the meaning set forth in
Section 9.6.

     "Section 338 Forms" has the meaning set forth in Section 9.6.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Seller" has the meaning set forth in the recitals hereto; and "Sellers" means Seller, the Subs, the Purchased Subsidiaries and each of Seller's Subsidiaries engaged in the Business or which own any of the Purchased Assets.

     "Seller Tax Indemnitee" means Sellers and their Subsidiaries and Affiliates other than the Purchased Subsidiaries.

     "Seller Corporate Designations" has the meaning set forth in
Section 7.8.

     "Seller's Accountant" has the meaning set forth in Section 3.1.

     "Seller Savings Plans" has the meaning set forth in Section 8.5(b).

     "Selling Entities" means Sellers other than the Purchased
Subsidiaries.

     "Significant Brokers" has the meaning set forth in Section 5.20.

     "Significant Customers" has the meaning set forth in Section 5.20.

     "Specified Systems" has the meaning set forth in Section 3.3(a).

     "Straddle Period" has the meaning set forth in Section 9.9.

     "Sub Four" has the meaning set forth in the recitals hereto.

     "Sub One" has the meaning set forth in the recitals hereto.

     "Sub Three" has the meaning set forth in the recitals hereto.

     "Sub Two" has the meaning set forth in the recitals hereto.

     "Subs" has the meaning set forth in the recitals hereto.

     "Subsidiary" when used with respect to Seller, means any corporation or other business entity, whether or not incorporated, of which Seller holds, directly or indirectly, all of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors, or other persons performing similar functions with respect to such entity; and with respect to any other Person, means any corporation or other business entity, whether or not incorporated, of which such Person holds, directly or indirectly, more than 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors, or other persons performing similar functions with respect to such entity.

     "Systems" means hardware, firmware or software systems associated with information processing and delivery, billing, payables, management and tracking, operations or services (e.g., emission monitoring, product testing, security and alarms, elevators, communications, and HVAC), including, without limitation, equipment containing embedded microchips, operated by, provided to or otherwise reasonably necessary to the Business or the Purchased Assets.

     "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Authority" means Authority having or purporting to exercise jurisdiction with respect to any Tax.

     "Tax Indemnitee" means a Buyer Tax Indemnitee or Seller Tax
Indemnitee.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Temple-Inland Canal" means the discharge canal running from the Paperboard Mill to the Neches River and the lagoon at the juncture with the Neches River, plus all associated dikes, structures, improvements and appurtenances thereto.

     "Temple-Inland Canal Easement" has the meaning set forth in
Section 2.1(c).

     "Temple-Inland Canal Fee Lands" has the meaning set forth in
Section 2.1(c).

     "Temple-Inland Group" means the Affiliated Group of corporations, within the meaning of Section 1504(a) of the Code, of which Temple-Inland Parent is the common parent corporation.

     "Temple-Inland Parent" has the meaning set forth in the recitals hereto.

     "Temple-Inland Party" means Temple-Inland Parent and any
Subsidiary or Affiliate of Temple-Inland Parent, other than the Purchased Subsidiaries.

     "Texas surveys" has the meaning set forth in Section 7.11(a).

     "Title Commitment" has the meaning set forth in Section 7.11(a).

     "Title Defect" has the meaning set forth in Section 7.11(a).

     "Title Defect Notice" has the meaning set forth in Section 7.11(b).

     "Transfer Fees" has the meaning set forth in Section 7.4(b).

     "Transferred Employees" has the meaning set forth in Section 8.1.

     "WARN Act" has the meaning set forth in Section 8.7.

     "Water Easements" has the meaning set forth in Section 2.1(d).

     "Welfare Benefits" has the meaning set forth in Section 8.4.

     "Well Site Easements" has the meaning set forth in Section 2.1(d).

     "Westvaco Cluster Remediation Costs" has the meaning set forth in Section 7.17(b).

     "Westvaco Party" means the Buyer and any of its respective
Subsidiaries and Affiliates, other than the Purchased Subsidiaries.

     "Y2K Plan" has the meaning set forth in Section 5.21.

     "Year 2000 Problems" means costs, problems, and uncertainties associated with the inability of the Systems of Sellers to effectively handle data, including dates, prior to, during, and after the calendar year 2000 A.D., as such inability affects the Business.


                            ARTICLE II
                         SALE OF ASSETS


Assets to be Acquired. Subject to the terms, conditions and provisions hereinafter set forth, at the Closing, the Selling Entities shall sell, assign, convey, transfer and deliver to Buyer, or cause to be sold, assigned, conveyed, transferred and delivered to Buyer, as the case may be, and Buyer shall purchase, acquire, accept and pay for, after excluding in each instance the Excluded Assets, all of the rights, properties and assets of the Selling Entities, including the Paperboard Mill (the "Mill Assets"), used primarily in the Business (the "Business Assets," and collectively with the Mill Assets, the "Purchased Assets"). Except as set forth in Section 2.2, Purchased Assets shall include, without limitation, the following:

the Paperboard Mill, including the land on which the Paperboard
Mill is located described in Schedule 2.1(a), and the buildings, fixtures and other improvements situated thereon and the appurtenances thereto (the "Mill Real Property");

the assets associated with the extruder facility located in Hardin County, Texas, including the land on which the extruder facility is located as described in Schedule 2.1(b), and the buildings, fixtures and other improvements situated thereon and appurtenances thereto (the "Extruder Site") and personal property situated thereon used primarily in connection with the extruder facility (the "Extruder Facility");

the Temple-Inland Canal, which (i) shall include (x) an area of land that includes the Temple-Inland Canal, the levees on each side of the Temple-Inland Canal, and approximately twenty (20) feet of land on the opposite side of each levee from the Temple-Inland Canal (or the entire width of such real property owned by the Selling Entity if less) except for such land as is covered by the Temple-Inland Canal Easement, and (y) an area of land with a width of approximately twenty (20) feet past the road and dike that runs along the perimeter of the lagoon at the juncture of the Temple-Inland Canal with the Neches River, plus all associated dikes, structures, improvements and appurtenances thereto (the "Temple-Inland Canal Fee Lands"), and (ii) shall include all rights, title and interests, including rights-of-way, easements, and encroachments, of the Selling Entities in and to the Temple-Inland Canal (the "Temple-Inland Canal Easement"), all as more fully set forth in Schedule 2.1(c).

for each water well that, as of the date of this Agreement or the Closing Date, supplies water to the Paperboard Mill and that is located on real property owned by the Selling Entities but not comprising the Paperboard Mill Site, (i) all of the Selling Entities' rights, title and interest in and to the water well equipment and machinery, including all pipelines running from or between such wells and the Paperboard Mill, (ii) an easement for the operation, repair and maintenance of surface and subsurface water well machinery and equipment for each such water well site, including access thereto across the lands of the Selling Entities (the "Well Site Easements"), and (iii) a water pipeline easement 20 feet in width (or such greater width as is reasonably necessary for the operation and maintenance of such pipeline) across the lands of the Selling Entities for each pipeline running from or between such wells and the Paperboard Mill (together with the Well Site Easements, the "Water Easements");

all other real property, other than timber and timberlands, used primarily in connection with the Business including that described in Schedule 2.1(e), and the buildings, fixtures and other improvements situated thereon and the appurtenances thereto
(together with the Mill Real Property, the Extruder Site, the
Temple-Inland Canal Fee Lands, the "Real Property");

all apparatus, machinery, equipment, furniture, computers, vehicles, tools, supplies and other tangible personal property, to the extent of the Selling Entities' rights, title and interest therein, which is ordinarily located at the Paperboard Mill or used primarily in connection with the Business;

all inventories of raw materials, work-in-process, finished goods, stores, supplies, spare parts, and replacement and component parts, to the extent of the Selling Entities' rights, title and interest therein, located at the Paperboard Mill, or in transit thereto or which are located elsewhere and relate primarily to the Business (the "Inventory");

all rights in and to products of the Business sold (to the extent that such products are hereafter returned or repossessed and unpaid rights of rescission, replevin, reclamation and rights to stoppage in transit);

the Intellectual Property used primarily in connection with or necessary to the operation of the Paperboard Mill or the Business as operated on the date hereof or the Closing Date (the "Business
Intellectual Property");

except as set forth in Schedule 2.2, all of the rights of the Selling Entities under (i) the Listed Contracts, (ii) the Leases and (iii) all other contracts, agreements and commitments in effect on the Closing Date and relating primarily to the Business or any Purchased Asset other than mortgages, indentures, notes, bonds, guaranties, installment obligations, or other instruments evidencing indebtedness (together with (i) and (ii), and excluding the items set forth in Schedule 2.2, the "Assumed Contracts");

to the extent assignable, all federal, state, local and foreign governmental licenses, permits, approvals and authorizations (each a "Permit" and collectively, the "Permits") held by the Selling Entities in connection with the Paperboard Mill or the Business;

all accounts receivable, notes receivable, and other evidences of indebtedness of and rights to receive payments from any Person related primarily to the Business, including receivables from Transferred Employees;

all copies of property records, production records, written technical information, data, specifications, operating and maintenance manuals, engineering records, purchasing and sales records, credit data, marketing information, correspondence, invoices, forms, warranty information, customer and vendor lists and other books, records, papers, accounts and files, wherever located, whether in hard copy, magnetic or other format (including, but not limited to, any such records maintained in connection with any computer system) used primarily in the Business or relating primarily to the Purchased Assets; a co-ownership interest in any of the foregoing assets which are used only in part in the Business or with respect to the Purchased Assets, but only to the extent of such use;

all personnel and payroll records for Transferred Employees and accounting records (of which the Selling Entities may retain the originals);

subject to the provisions of Section 7.8, all purchase orders, forms, labels, stationery, shipping materials, catalogues, brochures, art work, photographs and advertising materials which are located at the Paperboard Mill or which relate primarily to the Business;

all prepaid expenses, sureties, deposits, advances and deferred charges paid or created and related primarily to the Business or the Purchased Assets;

all rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent, against third parties arising primarily out of the Business or the ownership or operation of the Purchased Assets;

the assets listed on Schedule 2.1(r); and

all outstanding shares of capital stock or membership interests or other ownership interests of TEEC Inc., Inc., a Texas Corporation, and Temple-Eastex Incorporated, a Delaware Corporation
(collectively, the "Purchased Subsidiaries").

Excluded Assets. Notwithstanding anything to the contrary herein, the Selling Entities' right, title and interest in any of the following properties, assets and other rights (the "Excluded
Assets") shall be excluded from the Purchased Assets:

all cash and cash equivalents, including cash on hand or in bank accounts, certificates of deposit, commercial paper and securities, except petty cash funds located at the Paperboard Mill;

all Claims which Sellers may have against any Authority for refund or credit with respect to taxes paid by Sellers;

any Claims, counter claims or rights of set-off of Sellers which relate primarily to the Excluded Liabilities;

the Employee Plans and the assets of the Employee Plans;

employment and personnel records of Seller and the Subs, including for Business Employees, other than Transferred Employees;

all intercompany receivables other than those associated with the intercompany payables listed on Schedule 2.3;

the corporate books and records of Seller and the Subs, including a copy of all business records that Seller is required to retain by law, rule or regulation of any Authority;

the "Inland Paperboard and Packaging, Inc." names and trademarks, the "Temple-Inland Forest Products Corporation" names and trademarks, any combined names or trademarks containing "Temple-Inland," "Inland Eastex" or "Inland" and any similar trade names, trademarks, service marks or logos and derivatives thereof;

insurance policies covering losses in connection with the Purchased Assets or the Business;

Systems not used primarily in the Business;

timber and timberlands, except to the extent situated on or comprising the real property described in Schedules 2.1(a), (b),
(c), (d) or (e); and

the assets listed on Schedule 2.2.

Assumed Liabilities.

Buyer shall assume, at the Closing, all the following Liabilities of the Selling Entities (collectively, the "Assumed Liabilities"):

all accounts and trade payables (other than payables arising in connection with Phase I Cluster Remediation, except to the extent assumed pursuant to Section 7.17(b)) of the Selling Entities related primarily to the Business or the Purchased Assets to the extent included in the Final Closing Working Capital;

all Liabilities of the Selling Entities for the delivery of goods
(other than Liabilities of Seller under Section 7.20) or services to customers in the ordinary course of the Business on or after the Closing Date;

all Liabilities of the Selling Entities under the Assumed Contracts and Permits to the extent each of the foregoing is actually transferred to Buyer and all Liabilities assumed by Buyer pursuant to Section 7.14(b);

all Liabilities, including any obligation to undertake Remedial Actions, arising from the conduct of the Business after the Closing Date, including all Liabilities resulting from Environmental Conditions or arising under the Environmental Laws in connection with facts, conditions, actions or omissions coming into existence or occurring after the Closing Date with respect to the Purchased Assets;

intercompany payables owed to the Purchased Subsidiaries that are listed on Schedule 2.3, in the amounts set forth thereon;

intercompany payables for wood fiber delivered to the Paperboard
Mill prior to Closing;

the Liabilities of the Selling Entities relating to Business
Employees and employee benefits of Business Employees, to the extent such liabilities and obligations are specifically assumed by Buyer pursuant to Article VIII;

the Liabilities of the Selling Entities for property Taxes, to the extent such liabilities and obligations are assumed by Buyer pursuant to the last sentence of Section 9.12(b) hereof; and

the Liabilities of the Selling Entities listed on Schedule 2.3.

Except as specifically provided for in this Section 2.3, the parties hereto agree that Buyer shall not and does not assume or become liable for the payment or performance of any Liability or alleged Liability of Sellers of any nature whatsoever, whether accrued or unaccrued, known or unknown, fixed or contingent, whether arising from the conduct of the Business or otherwise and any and all such Liabilities shall be deemed to remain with the Selling Entities (the "Excluded Liabilities").

Excluded Liabilities. Notwithstanding anything to the contrary herein, Buyer shall not and does not assume any of the following Liabilities of Sellers (each of which shall be included within the definition of "Excluded Liabilities"):

all Liabilities relating to or arising from the Excluded Assets;

all Liabilities for federal, state and local income and franchise taxes and any other taxes incurred by Sellers in the conduct of the Business or with respect to the Purchased Assets before Closing, except as is otherwise provided in this Agreement;

all Liabilities, including any obligation to undertake Remedial Actions, resulting from Environmental Conditions or arising under the Environmental Laws in connection with facts, events, conditions, actions or omissions existing or occurring prior to Closing with respect to the Purchased Assets, provided, however, that the obligation to undertake Additional Cluster Remediation and Phase I Cluster Remediation to the extent specifically assumed by Buyer under Section 7.17(b) shall not be Excluded Liabilities;

the Liabilities listed on Schedule 2.4;

intercompany payables, except for intercompany payables assumed pursuant to Sections 2.3(a)(v) and (vi); and

all Liabilities of Sellers relating to Business Employees and employee benefits for Business Employees, except to the extent such liabilities and obligations are assumed by Buyer pursuant to
Article VIII.

Consideration. In consideration for the transfer to Buyer of the Purchased Assets and the Business and the other warranties and agreements set forth herein, the purchase price shall be SIX HUNDRED AND TWENTY-FIVE MILLION DOLLARS ($625,000,000) (the "Base Purchase Price"), subject to adjustment as provided for in Article
III. Subject to the terms and conditions hereof, at the Closing, Buyer shall:

pay to Seller, by wire transfer of immediately available funds to such bank account or accounts as may be designated in writing not less than two Business Days prior to the Closing by Seller, an amount equal to (i) the Base Purchase Price plus (ii) the Estimated Working Capital Adjustment (whether such amount is positive or negative) less (iii) the IRB Amount (the "Purchase Price"); and

assume the Assumed Liabilities pursuant to the Assignment and Assumption Agreement.

Designation of Affiliate by Buyer. Prior to the Closing, upon not less than ten days' written notice to Seller, Buyer may designate one or more Affiliates to acquire at the Closing all or part of the Purchased Assets, in which event all references herein to "Buyer" shall be deemed to refer to such Affiliates, as appropriate; provided, however, that no such designation shall limit or affect the obligations of Buyer under this Agreement to the extent not performed by such Affiliates and Buyer enters into a guaranty agreement guaranteeing the performance of such Affiliate or Affiliates under this Agreement.

Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code (the "Purchase Price Allocation"). Buyer and Seller shall each file Form 8594 (Asset Acquisition Statement Under
Section 1060) on a timely basis reporting the allocation of the Purchase Price consistent with such Purchase Price Allocation. Buyer and Seller shall file on a timely basis any amendments required to such Form 8594 as a result of a subsequent increase or decrease of the Purchase Price. At least 120 days prior to the latest date for filing such Form 8594, Seller shall prepare and submit to Buyer a draft of such Form 8594 setting forth the Purchase Price Allocation. Neither Seller nor Buyer shall file, or permit to be filed, any Form 8594 unless it shall have obtained the consent of the other, which consent shall not be unreasonably withheld or delayed. On or prior to the thirtieth day after Buyer's receipt of the draft of Form 8594, Buyer shall either (i) consent to the filing of Form 8594 or (ii) notify Seller that it disagrees with the Purchase Price Allocation as set forth on the draft Form 8594 or other matters contained on the draft Form 8594. If Seller and Buyer have been unable to resolve their differences within thirty days after Seller has been notified of Buyer's disagreement with the Purchase Price Allocation or other matters contained on draft Form 8594, then any remaining disputed issues shall be submitted to a mutually agreed upon independent national accounting firm to resolve in a final binding manner after hearing the views of both Parties. The fees and expenses of the mutually agreed upon independent national accounting firm shall be shared equally between Seller and Buyer. Except as may be required by law, Seller, Temple-Inland Parent and Buyer will (i) file, or cause to be filed, all Tax Returns in a manner consistent with the Purchase Price Allocation, as adjusted as a result of a subsequent increase or decrease in the Purchase Price, if any, and (ii) may not take any action inconsistent therewith.


                            ARTICLE III
                   PURCHASE PRICE ADJUSTMENTS


Estimated Adjustment. Not less than two Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement by an officer of Seller setting forth an estimate of the Closing Working Capital made in good faith (the "Estimated Closing Working Capital"), based upon a review of any monthly, weekly or other operating or financial information made available to or prepared from time to time by the Chief Executive Officer, the Chief Financial Officer, General Counsel or Controller of Seller. The "Estimated Working Capital Adjustment" shall be the amount of the difference, whether positive or negative, determined by subtracting
(a) $50,000,000 from (b) the Estimated Closing Working Capital.

Post-Closing Adjustment.

At or immediately prior to the Closing Date, Seller and Buyer shall conduct a joint inventory of the Business, the results of which will serve as the quantitative basis for the calculation of inventory pursuant to Schedule 3.2.

Immediately after the Closing, Seller shall prepare a balance sheet of the Business as of the Closing Date (with the notes thereto, the "Closing Balance Sheet") and schedules setting forth the Closing Working Capital (as defined hereafter) as of the end of the last shift on the Closing Date. Seller shall have Ernst & Young, LLP ("Seller's Accountant") perform procedures agreed upon among Seller, Buyer and Seller's Accountant on the Closing Balance Sheet. The "Closing Working Capital" shall equal the current assets less current liabilities (including the intercompany payables referred to in Section 2.3(a)(vi)) as reflected on the Closing Balance Sheet and prepared in accordance with Schedule 3.2. The Closing Balance Sheet (together with Schedules setting forth Closing Working Capital) shall be completed and delivered to the Buyer as soon as practicable, but in any event no later than 60 days following the Closing Date. Except as provided for in Schedule 3.2, the Closing Balance Sheet shall be prepared on a basis consistent with the methods, principles, practices and policies employed in the preparation and presentation of Temple-Inland Parent's publicly filed financial statements and the Balance Sheet, and shall not reflect (i) any purchase accounting adjustments arising from the purchase of the Business by Buyer, or (ii) any assets and liabilities retained by the Selling Entities pursuant to this Agreement.

During the preparation of the Closing Balance Sheet and the period of any dispute within the contemplation of this Section 3.2, Buyer shall, upon reasonable notice, during normal business hours, provide Seller and Seller's authorized representatives with access to the books, records, facilities and employees of the Paperboard Mill and the Business necessary to or useful in preparing the Closing Balance Sheet.

After receipt of the Closing Balance Sheet, Buyer shall have 20 days to review the Closing Balance Sheet, together with Seller's and Seller's Accountant's (so long as Buyer executes a customary agreement in accordance therewith) workpapers used in the preparation thereof, to determine if it has any objection to the calculation of the Closing Working Capital. Buyer and its authorized representatives shall have full access to all relevant books and records and employees of Seller to the extent reasonably required to complete their review of the Closing Working Capital. Unless Buyer delivers written notice to Seller on or prior to the 20th day after Buyer's receipt of the Closing Balance Sheet specifying all disputed items, Buyer shall be deemed to have accepted and agreed to the Closing Working Capital. If Buyer so notifies Seller of its objection to the Closing Working Capital, Buyer and Seller shall, within 15 days (or such longer period as the parties may agree) following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If, at the end of the Resolution Period, the amounts remaining in dispute ("Disputed Items") do not exceed $500,000, the Closing Balance Sheet with such changes as are agreed by Buyer and Seller shall be deemed to be final, binding and conclusive.

If, at the conclusion of the Resolution Period, the Disputed Items equal at least $500,000, the Disputed Items shall be submitted to Arthur Andersen & Co. (the "Neutral Auditors") within 10 days after the expiration of the Resolution Period. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata by Seller and Buyer in proportion to the allocation of the dollar amount of the Disputed Items between Buyer and Seller made by the Neutral Auditors such that the prevailing party pays a lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 3.2 and related schedules and the presentations by Seller and Buyer, and not by independent review, only the Disputed Items. The Neutral Auditors' determination of the Disputed Items shall be made within 30 days of the submission of the Disputed Items thereto, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive. The term "Final Closing Working Capital", as used in this Agreement, shall mean the definitive Closing Working Capital determined in accordance with Section 3.2(d) or this
Section 3.2(e) (in each case in addition to those items theretofore agreed to by Seller and Buyer).

The "Final Working Capital Adjustment" shall be the amount of the difference, whether positive or negative, determined by subtracting
(a) $50,000,000 from (b) the Final Closing Working Capital. If the mathematical result determined by subtracting (a) the Estimated Working Capital Adjustment from (b) Final Working Capital Adjustment is positive then, Buyer shall promptly pay to (or as directed by) Seller, in the manner and with interest as provided in
Section 3.2(g), the amount of such difference. If the mathematical result determined by subtracting (a) the Estimated Working Capital Adjustment from (b) Final Working Capital Adjustment is negative then, Seller shall promptly pay to (or as directed by) Buyer, in the manner and with interest as provided in Section 3.2(g), the absolute value of such difference. Any such payment pursuant to this Section 3.2(f) shall be made at a mutually convenient time and place within five business days after the Final Closing Working Capital is determined.

Any payments pursuant to Section 3.2(f) shall be made by causing such payments to be credited in immediately available funds to such bank account or accounts as may be designated by the receiving party in writing not less than two Business Days prior to transfer. The amount of any payment to be made pursuant to Section 3.2(f) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published by The Chase Manhattan Bank. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.

Corrective Actions.

Buyer shall undertake a review of the following systems of the Paperboard Mill:

systems for bleaching and washing fibers;

systems and equipment in contact with pulp stock and filtrates from pulp stock;

recovery, power island and electrical distribution systems; and

systems for handling and screening chips (items (i) through (iv) collectively, the "Specified Systems").

Following its review of the Specified Systems, Buyer shall have until one year after the Closing Date to notify Seller in writing (the "Correction Cost Notice") of any costs and expenses incurred by Buyer, if any, to repair or rectify any defect, deficiency or inadequacy in the Specified Systems (including, without limitation, repairing damage, excessive corrosion, or design or functional deficiencies) to the extent necessary for operation of the Paperboard Mill at a volume of 2,000 tons of paperboard per day on an annual average, and to modify or upgrade the systems described in item (iv) above to adequately assure and verify that the chips exiting the chip handling and screening systems meet or exceed Buyer's chip quality standards as set forth on Schedule 1.1(a), in each case as determined by Buyer in good faith (collectively, "Correction Costs"). The Correction Cost Notice shall include complete information regarding the Correction Costs and a description of the corrective action. Buyer shall have up to two years after the date of the Correction Cost Notice (the "Correction Cost Deadline") to complete the work described in the notice.
Buyer shall provide Seller the opportunity to audit (which audit shall be completed not later than 60 days following the Correction Cost Deadline) the purpose of the Correction Costs and verify the amount of the Correction Costs. If the Correction Costs were actually incurred by Buyer (i) in good faith, (ii) with respect to the Specified Systems, (iii) consistent with practices in the industry, and (iv) in accordance with the Correction Cost Notice, the Seller shall reimburse Buyer (within 10 days following completion of the audit) up to an amount of FIFTEEN MILLION DOLLARS ($15,000,000) for the total amount of Correction Costs actually incurred by Buyer prior to the Correction Cost Deadline.

Except with respect to Liabilities resulting from Environmental Conditions or arising under Environmental Laws in connection with facts, events, conditions, actions or omissions existing or occurring prior to Closing, with respect to the Specified Systems, the rights accorded under this provision shall be in lieu of any rights to payment (and not in lieu of the rights set forth in Article X) that Buyer may have under any other provisions of this Agreement or at law or in equity for any Losses or expenses with respect to operations resulting from the performance or condition of the Specified Systems, regardless of the actual costs and expenses paid by Buyer with respect to the Specified Systems.

Following the Closing, the representation of Seller and the Subs set forth in Section 5.14 shall be of no significance, force or effect with respect to the Specified Systems. Buyer further acknowledges that it has been made aware by Seller of facts and circumstances on the Specified Systems contrary to the representation in Section 5.14, and that with respect to the Specified Systems the representation set forth in Section 5.14 is included for the period prior to the Closing solely for the purpose of determining the existence of a Business Material Adverse Effect.

Guarantee of Receivables.  As reflected in Schedule 3.2,
Seller shall not be required to include reserves on accounts receivable. Seller guarantees payment of the accounts receivable at the amounts set forth in the Final Closing Working Capital, and, if, following reasonable collection efforts by Buyer consistent with its customary practice, any amounts under the accounts receivables remain unpaid 120 days after Closing, Seller shall promptly pay to Buyer the aggregate of all such unpaid amounts and Buyer shall assign to Seller the unpaid portion of any such account along with the right to collect for Seller's own account any payments received with respect thereto, providecd Seller shall use only such collection procedures as it uses with its own customers.


                            ARTICLE IV
               RELATED AND ADDITIONAL AGREEMENTS


Fiber Supply Agreement. In connection with the consummation of the transactions contemplated hereby, at or prior to the Closing, Seller and Buyer shall enter into a fiber supply agreement (the "Fiber Supply Agreement") in the form set forth in Exhibit A hereto. Prior to the Closing, Buyer and Seller shall negotiate in good faith to create Schedule 4.1 of the Fiber Supply Agreement and determine the fair market initial prices for the Products (as defined in the Fiber Supply Agreement) and the Region (as defined in the Fiber Supply Agreement), which is generally contemplated to be an area of sufficient size in eastern Texas and possibly parts of Louisiana that provides a fair representation of fair market prices for the Products and that is relatively free of local price distortions and excessive fluctuations. If Buyer and Seller cannot agree upon Schedule 4.1 within 45 days following the date hereof, they shall submit the issue to arbitration in accordance with the procedures set forth in Section 4.4 of the Fiber Supply Agreement.

Parent Guarantee. In connection with and as a condition to the execution of this Agreement, Temple-Inland Parent has executed a guarantee of the performance of Seller and the Subs under this Agreement (the "Parent Guarantee") in the form set forth in Exhibit B hereto.


                             ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF SELLER


     Except for effects, events, occurrences, or states of facts that, taken in the aggregate, do not have a Business Material
Adverse Effect, Seller and the Subs hereby represent and warrant to Buyer that:


Organization; Qualification. Each of the Seller, Subs and Purchased Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Each of the Sellers is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

Authority Relative to this Agreement and the Fiber Supply Agreement. Each of Sellers has the corporate power and authority to execute and deliver this Agreement and each agreement or other document to be executed by it in connection with the transactions contemplated by this Agreement and to consummate the transactions contemplated on its part thereby. The execution and delivery by any Sellers of this Agreement and each agreement or other document to be executed by it in connection with the transactions contemplated by this Agreement, and the consummation by it of any transactions contemplated on its part hereby and thereby, have been duly authorized by such Person's Board of Directors and no other corporate proceedings on the part of such Person are necessary with respect thereto. Assuming the due authorization, execution and delivery by Buyer of this Agreement, this Agreement constitutes, and each agreement or other document to be executed by any Sellers in connection with the transactions contemplated by this Agreement (when executed and delivered by such Person) will constitute, valid and binding obligations of such Person, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and subject to the qualification that general equitable principles may limit the availability of equitable remedies, including without limitation the remedy of specific performance.

Consents and Approvals. Except as set forth in Section 5.3 of the Disclosure Schedule, there is no requirement applicable to any Sellers to make any filing with, or to obtain any permit, authorization, consent or approval from, any third-party (including any Authority) as a condition to the consummation by Sellers of the transactions contemplated by this Agreement, other than filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ("HSR Act"), notice to the PBGC, and any notice required under the WARN Act.

Non-Contravention. The execution and delivery by Seller, the Subs and the Purchased Subsidiaries of this Agreement and the other agreements and documents to be executed in connection with the transactions contemplated by this Agreement and the consummation of the transactions contemplated thereby will not (a) violate or result in a breach of any provision of the charters or bylaws of any Sellers, as the case may be, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any Sellers, as the case may be, is a party or by which any Sellers, as the case may be, or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been or shall be obtained by Sellers before the Closing, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Sellers or any of the Purchased Assets or the Business (other than any applicable bulk sales laws).

Compliance with Laws. Sellers have operated the Business in compliance with all laws, regulations, policies, guidelines, orders, judgments or decrees of any Authority applicable to, or having jurisdiction over, any Sellers with respect to the Purchased Assets or the Business. Except as set forth in Section 5.5 of the Disclosure Schedule, with respect to the Business, (a) no Sellers have received from any Authority any notice of any failure to so comply, and (b) no Sellers are currently subject to any sanction for any noncompliance.

Environmental Matters. Except as described in Section 5.6 of the Disclosure Schedule, Sellers have obtained all federal, state and local permits, licenses and other authorizations and have submitted all notices, which are required under applicable Environmental Laws enacted as of the date hereof in connection with: (i) the Purchased Assets and the Business, and (ii) the operation of the Paperboard Mill at a volume of at least 2,000 tons of bleached paperboard per day on an annual average. Except as described in Section 5.6 of the Disclosure Schedule, the Purchased Assets and the Business have been and are being operated in compliance with all terms and conditions of such permits, licenses and authorizations, and also have been and are being operated in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables of any Environmental Law or order, decree, judgment notice or demand letter entered, promulgated or approved thereunder, and no action is pending to revoke or modify any such permit, license or authorization. Except as described in Section
5.6 of the Disclosure Schedule, none of Sellers have received written notice, or to the Knowledge of Seller oral notice, from any Authority of any failure of the Purchased Assets or the Business to comply with, or of any liability or any alleged potential liability of the Purchased Assets or the Business under, any Environmental Law. Except as set forth in Section 5.6 of the Disclosure
Schedule: (i) none of the Paperboard Mill, the Purchased Assets or the Business has released or disposed of any Hazardous Substances, and no Sellers know of any such prior releases or disposal of Hazardous Substances in violation of any Environmental Law on the Paperboard Mill or related to the Purchased Assets or the Business for which remedial action has not been completed, and (ii) there are no physical conditions or Environmental Conditions that would give rise to obligations to conduct or to pay for any Remedial Action or any obligation to correct or to pay a penalty for failure to comply with Environmental Laws with respect to the Paperboard Mill, the Purchased Assets or the Business.

Licenses and Permits. All material federal, state and local permits and licenses that Sellers are required to obtain in relation to the Business or the ownership or operation of the Purchased Assets have been obtained and are currently in full force and effect. All material federal, state and local permits and licenses that Sellers need in order to permit the Paperboard Mill to produce at least 2,000 tons of bleached paperboard per day on an annual average have been obtained and are currently in full force and effect. Except as set forth in Section 5.7 of the Disclosure Schedule, no Sellers have violated the terms or conditions of any such license or permit, no notice of a violation of any such license or permit has been received by any Sellers or recorded or published, and no proceeding is pending, to revoke, prevent the renewal of, or limit any such license or permit.

Financial Statements.

Seller has previously furnished Buyer with the Balance Sheet. The Balance Sheet (i) has been prepared (except as otherwise set forth in the comments accompanying such balance sheet) on a basis consistent with Seller's historical accounting policies and procedures with respect to the Business used in the preparation of the publicly filed financial statements of Temple-Inland Parent and
(ii) presents fairly the financial position of the Business as of August 31, 1999.

Seller has previously furnished Buyer with an unaudited profit and loss statement for the Business for the years ended January 2, 1999 and January 3, 1998 and for the period ended July 3, 1999, copies of which are attached as Schedule 5.8(c) (the "Income Statements"). Such unaudited Income Statements (i) have been prepared (except as otherwise set forth in the comments accompanying such Income Statement) on a basis consistent with Seller's historical accounting policies and procedures with respect to the Business used in the preparation of the publicly filed financial statements of Temple-Inland Parent and (ii) present fairly the results of operations of the Business for the respective periods set forth therein.

Litigation. Except as set forth in Section 5.9 of the Disclosure Schedule, there are (a) no actions, suits, claims or proceedings (legal, administrative or arbitrative) pending or, to the Knowledge of Seller, threatened, and no investigations, to the Knowledge of Seller, pending or threatened, against any Sellers which relate to the Purchased Assets or the Business, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal, foreign country's or other court, arbitrator, governmental department, commission, agency or instrumentality, and (b) no judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Seller or any of its Subsidiaries which relate to the Purchased Assets or the Business.

Title to Properties. Except as set forth in Section 5.10 of the Disclosure Schedule:

Sellers have good and marketable fee simple title to the Real Property, and have the right to use the Temple-Inland Canal Easement, free and clear of all Encumbrances except for Permitted Exceptions. Sellers have good and valid title to the personal property included in the Purchased Assets, free and clear of all Encumbrances except for Permitted Exceptions.

Sellers are in actual and peaceful possession of the real and personal property included in the Purchased Assets.

No applicable zoning or building law, ordinance, administrative regulation, urban redevelopment law, or any other law, regulation, rule, order, decree or use restriction, prohibits or interferes with, limits or impairs the use, operation, maintenance of or access to, the Real Property, as now used, operated or maintained by Sellers. No written notice of any violation of any applicable zoning or building law, ordinance, administrative regulation, or any other law, regulation, rule, order, decree or use restriction has been received by any Sellers, and to the Knowledge of Seller no condemnation proceeding has been instituted or is threatened with respect to any of the Real Property.

The Real Property and the Temple-Inland Canal Easement are suitable, sufficient and appropriate in all respects for their current uses, and, except with respect to the Temple-Inland Canal, are located adjacent to roads or streets with adequate lawful ingress and egress available between such roads or streets and the Real Property for the current uses of the Business.

Except for Permitted Exceptions and matters listed in Section 5.10 of the Disclosure Schedule, Sellers have not granted any outstanding options or entered into any outstanding contracts with others for or in connection with the sale, mortgage, pledge, hypothecation, assignment, sublease, lease or other transfer of all or any part of the Real Property or any interest in the real property covered by the Temple-Inland Canal Easement and the Water Easement. No person or entity has any right or option to acquire, or right of first refusal or opportunity (or any similar right) with respect to, the interest of any Sellers in or to the Real Property or any real property covered by the Temple-Inland Canal Easement and the Water Easement.

Leases.

Section 5.11(a) of the Disclosure Schedule sets forth a true and complete list of all leases, agreements and other rights of possession or commitments to lease or otherwise possess, under which Seller or any of its Subsidiaries is the lessor, licensor or otherwise grants use or occupancy, and under which any Sellers have a leasehold interest or other contractual rights in or to any Purchased Asset, which in the case of leases for personal property provides for annual rental payments of more than $250,000 (collectively "Material Personalty Leases") and which includes all leases for Real Property and leases related to the Temple-Inland Canal Easement or the Water Easement and which is not terminable without penalty upon notice of 12 months or less, such list including, for each such Lease: (i) an identification of the lease, sublease or license agreement therefor (or any other agreement with respect to the use or occupancy thereof) and any and all amendments or modifications thereof or side letters with respect thereto (collectively, the "Leases"); (ii) the type of property leased thereunder, and with respect to Leases for real property, the approximate size of the premises leased thereunder; (iii) the term thereunder, including any extension options; (iv) with respect to Leases for real property, the use of such premises and the nature of any improvements located thereon; and (v) the recording information of any Leases which have been recorded in the applicable real estate records offices. With respect to any Leases for real property under which any Sellers have a leasehold interest or other contractual rights, such Person has good and valid leasehold title, free and clear of all Encumbrances except for Permitted Exceptions.

Except as set forth on Section 5.11(b) of the Disclosure Schedule:
(i) there is no material past due payment obligation or other material default under any of the Leases; (ii) no Sellers have received any notice (oral or written) of, or know of, any act, omission or condition which constitutes a material default, or with the passage of time and/or the giving of notice would constitute a material default, under any of the Leases; and (iii) each of the Leases is in full force and effect, valid and enforceable against the parties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and subject to the qualification that general equitable principles may limit the availability of equitable remedies, including without limitation the remedy of specific performance.

Intellectual Property.  Section 5.12 of the Disclosure
Schedule sets forth a complete and correct list of (x) all items of Business Intellectual Property that are the subject of licenses (whether Sellers are licensees or licensors) and (y) all items of the Business Intellectual Property described in clause (i) of the definition of Intellectual Property (other than goodwill) that are owned by Sellers. All such Business Intellectual Property is subsisting on the date hereof. Except as set forth in Section 5.12 of the Disclosure Schedule, (i) there are no licenses of Business Intellectual Property to third parties, (ii) there is no claim, suit, action or proceeding pending or, to the Knowledge of Seller, threatened against any Sellers asserting that its use of any Business Intellectual Property infringes upon the rights of any third parties, (iii) the conduct of the Business does not infringe or otherwise conflict with any rights of any person in respect of any patents, copyrights or other Intellectual Property, and (iv) to the Knowledge of Seller there are no third parties infringing upon the Business Intellectual Property.

Listed Contracts. Section 5.13 of the Disclosure Schedule contains a complete and correct list of every contract, agreement or commitment of any Sellers, including any attachments, amendments, waivers, modifications and supplements thereto, related primarily to the Business or the Purchased Assets, other than the Leases (each, a "Listed Contract"):

which provides for aggregate future payments by the Business or to the Business of more than $400,000, except for purchase orders, sales orders or customer orders arising in the ordinary course of business, in which case such contract, agreement or commitment is listed only if any party thereto is obligated to make payments during the term thereof which will exceed $500,000 in the aggregate;

which provides for the sale, lease to a third party (other than Leases listed in Section 5.11 of the Disclosure Schedule) or other disposition, after the date hereof and other than in the ordinary course of business, of any of the Purchased Assets;

which is an agreement or other arrangement for the purchase of any real estate, machinery, equipment, or other capital assets with a value in excess of $1,000,000;

which is an agreement imposing material non-competition or exclusive dealing obligations on the Business; or

which is an agreement or other arrangement with a distributor or manufacturer's representative that is not terminable upon twelve months' notice.

Seller has, prior to the date hereof, delivered to Buyer true and complete copies of all Listed Contracts (or, if not in writing, reasonably complete and accurate written descriptions), together with all amendments and supplements thereto and any waiver of terms thereof. Except as set forth in Section 5.13 of the Disclosure Schedule, all of the Listed Contracts are in full force and effect and there has not occurred, with respect to any Listed Contract, any material default or event of default on the part of any Sellers or, to the Knowledge of Seller, any other party thereto.

Tangible Assets. Subject to the acknowledgments provided for in Section 3.3(d), the tangible Purchased Assets are in good operating condition, and do not require any maintenance or repairs except for day-to-day maintenance or repairs arising with respect to ordinary wear and tear. The Paperboard Mill is designed to have a production capacity of at least 2,000 tons of paperboard per day on an annual average, although it has never been operated at such level. The inventories of the Business are good, safe, merchantable and in usable condition, and of a quantity that is useable or saleable in the ordinary course of the Business.

Labor Matters.

Section 5.15(a) of the Disclosure Schedule sets forth a complete and correct list of every collective bargaining agreement covering Business Employees. Seller has provided Buyer with true, complete and correct copies of each of such collective bargaining agreements and all amendments and modifications (excluding exhibits) thereto.

Except as set forth in Section 5.15(b) of the Disclosure Schedule, and except for grievances that have not ripened into arbitration or litigation, as of the date hereof there are no controversies, disagreements or disputes pending between any Sellers and any of their respective employees or union representatives.

Except as set forth in Section 5.15(c) of the Disclosure Schedule:

during the last three years immediately preceding the date of this Agreement, with respect to the Business Employees, there have been no labor strikes, slow downs, lockouts, employment suits by any Person related to labor matters or administrative proceedings or investigations related to labor matters brought by any Authority in connection with the Business;

within the past three years immediately preceding the date of this Agreement, there have not been (A) any events that have legally required any Sellers to hold a union election related to the Business or (B) to the Knowledge of Seller, any union organizing activities, or any demand for recognition from a labor organization related to the Business; and

within the past three years immediately preceding the date of this Agreement, there have not been any unfair labor practice charges filed with the National Labor Relations Board against any Sellers related to the Business or the Purchased Assets.

Employee Benefit Plans.

Section 5.16(a) of the Disclosure Schedule lists all of the material employee benefit and compensation plans, programs and arrangements, including without limitation (i) all retirement, savings and other pension plans other than "multiemployer plans," (as defined in Section 4001(a)(3) of ERISA), (ii) all health, severance, insurance, disability and other employee welfare plans, and (iii) all employment, incentive, vacation and other similar plans, in each case that are maintained by Seller or any ERISA Affiliates with respect to Business Employees, or to which Seller or any ERISA Affiliates contributes on behalf of the Business Employees (collectively, the "Employee Plans").

Except as set forth in Section 5.16(b) of the Disclosure Schedule:
(i) the Employee Plans that are maintained by any Sellers are in material compliance with applicable laws and regulations, including, to the extent applicable, ERISA and the Code, (ii) Seller and, to the extent applicable, each of the ERISA Affiliates has administered the Employee Plans in accordance with applicable laws and regulations, including, to the extent applicable, ERISA and the Code, and (iii) to the Knowledge of Seller each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified.

Seller has made available to Buyer copies of all Employee Plans and, where applicable, summary plan descriptions and annual reports filed within the last year pursuant to ERISA or the Code with respect to the Employee Plans.

Section 5.16(d) of the Disclosure Schedule contains a true and correct list of all employment and consulting contracts with an original term in excess of 180 days, providing for compensation on a yearly basis in excess of $175,000, and not otherwise listed on
Section 5.13 or 5.16(a) of the Disclosure Schedule, to which any of Sellers or any ERISA Affiliates is a party in connection with the Business. Except as set forth in Section 5.16(d) of the Disclosure Schedule, each of such contracts is in full force and effect and there has not occurred, with respect to any such contract, any material default or event of default on the part of any of Sellers or any ERISA Affiliates, as applicable, or, to the Knowledge of Seller, any other party to such contracts.

Conduct of Business and Management of Assets.

Between August 31, 1999 and the date hereof, Sellers have conducted the Business, and have managed the Purchased Assets in the ordinary course of business consistent with past practice.

Between August 31, 1999 and the date hereof, with respect to the Business and the Purchased Assets, Sellers have not:

made capital expenditures, other than substantially in accordance with the CapX Plan or with their obligations under this Agreement;

made a disposition of assets in excess of $1,000,000, other than dispositions of inventory in the ordinary course of business of the Business;

made loans or advances to, or investments in, other parties in excess of $500,000 in the aggregate;

entered into employment, severance, compensation or similar agreements with Business Employees, except (A) for incentive programs that by their terms expire at or before Closing or (B) in the ordinary course of business;

made increases in compensation or benefits payable to Business
Employees other than in the ordinary course of business;

suffered or incurred any significant damage, destruction of property or other loss, whether or not insured; or

without reference to qualification set forth in the introduction to this Article V, suffered a Business Material Adverse Effect.

Between August 31, 1999 and the date hereof, with respect to the Business and the Purchased Assets, Sellers have:

maintained their books and records in accordance with past accounting practices;

maintained the same level and types of insurance as previously maintained; and

used commercially reasonable efforts to preserve the Business and the Purchased Assets.

Finders. No broker, finder or investment banker is entitled to any fee or commission from any Sellers for services rendered on behalf of such Person in connection with the transactions contemplated by this Agreement.

Sufficiency of Assets. The Purchased Assets to be transferred pursuant to Article II, together with the Buyer's rights under the Fiber Supply Agreement and Section 7.16, are sufficient to enable the Buyer to conduct the Business in substantially the same manner as it is presently being conducted; subject to Buyer's understanding and acknowledgment that the fiber to be supplied by Seller pursuant to the Fiber Supply Agreement will not supply all the fiber required to conduct the Business and the Paperboard Mill does not have fiber procurement operations.

Customers. Section 5.20 of the Disclosure Schedule sets forth: (i) a list of the twenty largest customers of the Business (the "Significant Customers"), determined by dollar volume of gross sales for the most recently ended fiscal year, and the dollar volume of sales to each such customer during the most recently ended fiscal year, and (ii) a list of the brokers and distributors of the Business that accounted for at least $1,000,000 in sales by the Business during the most recently ended fiscal year (the "Significant Brokers"), and the dollar volume of the sales of the Business to or through each Significant Broker during the most recently ended fiscal year. Except as described in Section 5.20 of the Disclosure Schedule as of the date hereof, no Significant Customer or Significant Broker has terminated, or given notice that it intends to terminate, its existing relationship with respect to the Business with any Sellers.

Year 2000 Problems. Sellers have (a) engaged in a process of assessment of the existence of the Year 2000 Problems appropriate to the scope and complexity of the Systems, and (b) adopted and are implementing a plan of correction ("Y2K Plan") intended to eliminate Year 2000 Problems. Seller's Y2K Plan will be substantially completed on or prior to December 1, 1999. Assuming the successful completion of its Y2K Plan in a timely manner, Seller expects any Year 2000 Problems that occur, should there be any, will be minor and not material to the Business. Seller has contacted key vendors whose noncompliance, either individually or cumulatively, could materially impact the Business. Substantially all have indicated they have addressed or expect to address their Year 2000 Problems in a timely manner. Seller cannot provide assurance that the Year 2000 compliance plans of its vendors and customers, particularly those providing broad infrastructural services or those in international markets, will be successfully completed in a timely manner.

Industrial Revenue Bonds.  Section 5.22 of the Disclosure
Schedule sets forth a list of industrial revenue bonds (the "IRBs") of the Purchased Subsidiaries undertaken in connection with the Business or the Purchased Assets and indicates for each the debtor and the principal balance outstanding. Except for outstanding principal and accrued interest not yet due and payable, no unpaid interest, fees, dues, penalties, damages or other obligations are outstanding on any IRBs, and Sellers have previously delivered to Buyer true and complete copies of all indentures and agreements with respect to the IRBs, including all attachments, amendments, waivers, consents and supplements thereto.

Purchased Subsidiaries Capitalization.

Section 5.23 of the Disclosure Schedule sets forth the number of authorized and outstanding shares of capital stock or membership interests or other ownership interests of each Purchased Subsidiary ("Purchased Subsidiaries Shares"). All outstanding Purchased Subsidiaries Shares are (i) duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and (ii) owned by Seller, or an indirect wholly owned subsidiary of Seller, free and clear of any pledge, lien, Taxes, security interests, purchase rights, contracts, commitments, equities, claims, and demands, or encumbrance. There are no stock appreciation rights, phantom stock or similar rights with respect to any Purchased Subsidiaries Shares or any options, warrants, calls, rights or agreements to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any Purchased Subsidiaries Shares, or securities convertible into or exchangeable for such Purchased Subsidiaries Shares or obligating any Purchased Subsidiary or other Person to grant, extend or enter into any such option, warrant, call, right or agreement. Except as set forth in
Section 5.23 of the Disclosure Schedule, there are no outstanding contractual obligations of any Sellers (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Purchased Subsidiaries Shares being transferred to Buyer hereunder.

At the Closing, Sellers will deliver, or cause to be delivered, good and marketable title to the Purchased Subsidiaries Shares to be transferred to Buyer hereunder, free and clear of any pledge, lien, Taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, or encumbrance. The Purchased Subsidiaries have no Subsidiaries.

Neither Purchased Subsidiary has any Liability other than Liabilities pursuant to the IRBs to which it is a party, and at the Closing, neither of the Purchased Subsidiaries will have any Liabilities other than, in the aggregate, Liabilities pursuant to the IRBs in the amount of the IRB Amount.

Tax Matters.

Each Purchased Subsidiary has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes shown thereon as owing by each Purchased Subsidiary have been paid. Except as disclosed on Section 5.24 of the Disclosure Schedule, none of the Purchased Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of Seller, no written claim has ever been made by a Tax Authority in a jurisdiction where one or both of the Purchased Subsidiaries does not file Tax Returns that one or both of the Purchased Subsidiaries is or may be subject to taxation by that jurisdiction. There are no liens or security interests on any of the assets of a Purchased Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

Each Purchased Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

To the Knowledge of Seller, there is no expectation that any Tax Authority will assess any additional Taxes with respect to the Purchased Subsidiaries for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of any of the Purchased Subsidiaries either (A) claimed or raised by any Tax Authority in writing or (B) to the Knowledge of Seller. Section 5.24 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Purchased Subsidiaries for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller delivered or made available to Buyer correct and complete copies of the portions of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by and pertaining to the Purchased Subsidiaries since December 31, 1996.

Except as disclosed on Section 5.24 of the Disclosure Schedule, no Purchased Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

No Purchased Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations. No Purchased Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. None of the Sellers is a foreign person within the meaning of Section 1445(b)(2) of the Code. None of the Purchased Subsidiaries has ever (A) been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Temple-Inland Parent) or (B) had or has any liability for the Taxes of any Person (other than the several liability for federal income Taxes of the Temple-Inland Group,) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

The Temple-Inland Group has filed all income Tax Returns that it was required to file for each taxable period during which any of the Purchased Subsidiaries was a member of the Temple-Inland Group. All such Tax Returns were correct and complete in all respects. All income Taxes shown thereon as owing by any Affiliated Group have been paid for each taxable period during which any of the Purchased Subsidiaries was a member of the Temple-Inland Group.

Except as disclosed on Section 5.24 of the Disclosure Schedule, the Temple-Inland Group has not waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which any of the Purchased Subsidiaries was a member of the Temple-Inland Group.

The Purchased Subsidiaries are members of the Temple-Inland Group of corporations that file a consolidated federal income tax return with Temple-Inland Parent as the common parent.

Disclosure. To the Knowledge of Seller, no representation or warranty made by any Seller in this Agreement, nor any document, written information, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by such Person or their respective representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together and giving effect to corrections contained in such materials, contains any untrue statement of a material fact.

No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, THE PURCHASED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS," AND THE SELLERS ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (AS DEFINED IN THE NEW YORK COMMERCIAL CODE), ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.


                            ARTICLE VI
              REPRESENTATIONS AND WARRANTIES OF BUYER


     Except for effects, events, occurrences, or states of facts that, taken in the aggregate, do not prevent or materially delay consummation of any of the transactions contemplated by this Agreement, Buyer hereby represents and warrants to Seller that:


Organization; Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the General Corporation Law of the state of Delaware. Buyer has the corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted and as is contemplated to be carried on hereunder. Buyer is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the Business makes such qualification necessary except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on Buyer.

Authority Relative to this Agreement and the Fiber Supply Agreement. Buyer has the corporate power and authority to execute and deliver this Agreement and the Fiber Supply Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Fiber Supply Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary with respect thereto. This Agreement and the Fiber Supply Agreement, when executed and delivered by Buyer, each constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and subject to the qualification that general equitable principles may limit the availability of equitable remedies, including without limitation the remedy of specific performance.

Consents and Approvals. Except for applicable filings under the HSR Act or as set forth in Section 6.3 of the Disclosure Schedule hereto, there is no requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval from, any third-party (including any Authority) as a condition to the consummation by Buyer of the transactions contemplated by this Agreement.

Non-Contravention. The execution and delivery by Buyer of this Agreement does not, and its execution and delivery of the Fiber Supply Agreement and the consummation of the transactions contemplated hereby and thereby will not (a) violate or result in a breach of any provision of such Buyer's Certificate of Incorporation or Bylaws, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which such Buyer is a party or by which such Buyer may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer (other than any applicable bulk sales laws).

Litigation. There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or threatened against Buyer, whether at law or in equity and whether civil or criminal in nature before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Buyer which have, or, if adversely determined, could be reasonably expected to have, a material adverse effect on Buyer's ability to consummate the transactions contemplated hereunder, or which seek specifically to prevent, restrict or delay the consummation of the transaction as contemplated hereby or the fulfillment of any of the conditions of this Agreement.

Finders. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any fee or commission from Buyer for services rendered on behalf of Buyer in connection with the transactions contemplated by this Agreement.

Financing. Buyer will, at the Closing, have sufficient immediately available funds, in cash, to pay the Base Purchase
Price.


                            ARTICLE VII
                     ADDITIONAL AGREEMENTS


Conduct of Business and Management of Assets. From and after the date hereof and until the Closing, each of Seller and the Subs shall use its reasonable best efforts (a) to conduct the Business in the ordinary course of business consistent with past practice (which shall include execution of the Paperboard Mill outage and related undertakings on dates substantially similar to those presently scheduled and communicated to Buyer); (b) to preserve intact the present business organization and operations of the Business, except for any such changes made in good faith to facilitate the transactions contemplated by this Agreement; (c) to keep available the services of its employees; and (d) to preserve its relationships with licensors, suppliers, dealers, customers and others having business relationships with the Business.

Forbearances by Seller. Except as specifically contemplated by this Agreement, Seller shall not, and shall cause each of its Subsidiaries not to, from the date hereof until the Closing, without the written consent of Buyer:

sell, dispose of, transfer or encumber any of the Purchased Assets except in the ordinary course of business;

make any significant acquisition of assets with respect to the Business other than in the ordinary course of business or as contemplated by this Agreement;

amend, modify or cancel any contract, agreement or commitment included in the Purchased Assets except in the ordinary course of business; provided that the amendment, modification or cancellation of any contract with a remaining term in excess of six months or which provides for aggregate payments in excess of $250,000 shall not be deemed to be in the ordinary course;

enter into any employment, severance, compensation or similar agreements with any Business Employee other than in the ordinary course of business or as may be required by law or existing contractual arrangements;

increase the compensation of, or benefits payable to, Business
Employees other than in the ordinary course of business or as may be required by law or existing contractual arrangements;

change the assumptions underlying or the methods of calculating any contingency or other reserve (excluding the reserve for doubtful accounts receivable and excluding any LIFO reserve to the extent necessary to be consistent with the Balance Sheet) relating to the Business except in accordance with this Agreement or as required by changes in GAAP; provided that no such change in GAAP shall be recognized for purposes of Article III of this Agreement;

dispose of or permit to lapse any right to the possession, use or enjoyment of any Business Intellectual Property or dispose of or disclose to any unauthorized person any information concerning the Business Intellectual Property;

enter into or renew any collective bargaining or labor agreement
(oral and legally binding or written) with respect to the Business;

cancel or reduce any insurance coverage relating to the Purchased
Assets, unless such coverage is replaced; or

agree, so as to legally bind Buyer whether in writing or otherwise, to take any of the actions set forth in this Section 7.2 and not otherwise permitted by this Agreement.

Mail Received after Closing. Following the Closing, Buyer may receive and open all mail addressed to any Sellers and may deal with the contents thereof in its reasonable discretion to the extent that such mail and the contents thereof relate to the Business. Buyer shall deliver or cause to be delivered to the Selling Entities, promptly after receipt by Buyer, all mail, including, without limitation, payments of accounts or claims receivable, addressed to any Selling Entity which does not relate to the Business.

Expenses.

Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

All sales, use, transfer taxes and other non-income taxes and any fees (including deed recordation fees and filing fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby (the "Transfer Fees") will be borne by Buyer. At Seller's direction, Buyer will file all necessary tax returns and other documents required to be filed with respect to all such Transfer Fees. Seller will cooperate with Buyer to the extent reasonably necessary to enable Buyer to make such filings and join in the execution of any tax returns or other documents as may be required in order for Buyer to comply with the provisions of this Section.

Confidentiality and Public Announcements. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other party hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of the New York Stock Exchange, (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (iii) by Buyer in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of the Seller. If the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of the other party, except for information that is required by law to be disclosed. If the transactions contemplated hereby are consummated, the Selling Entities agree not to disclose or use any confidential information they have pertaining to the Purchased Assets, except for information that is required by law to be disclosed. Confidential information includes, but is not limited to: financial records, surveys, reports, plans, proposals, financial information, environmental data, information relating to personnel, contracts, pricing information, customer lists, stock ownership, liabilities and litigation; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section 7.5 shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or to cause to be taken, all action and to do, or to cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the satisfaction of the conditions listed in Article X or Article XI that are within the control of such party and the obtaining of all consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it by this Agreement; provided however, that neither Buyer nor any of its subsidiaries shall be required to (A) divest or hold separate, or accept any condition or limitation upon, any material portion of the Paperboard Mill or the Business, or (B) divest or hold separate, or accept any condition or limitation upon, any portion of their respective businesses, products lines or assets material in relation to the size and operation of the Paperboard Mill. Each party shall cooperate fully with the other party hereto in assisting such party to comply with this Section 7.6.

Further Assurances.

At the request of Buyer, Seller will, at or after the Closing, promptly execute and deliver, or cause to be so executed and delivered, such documents and take such further action as Buyer may deem reasonably necessary or desirable to facilitate or better evidence the consummation of the transactions contemplated hereby.

At the request of Seller, Buyer will, at or after the Closing, promptly execute and deliver, or cause to be so executed and delivered, such documents and take such further action as Seller may deem reasonably necessary or desirable to facilitate or better evidence the consummation of the transactions contemplated hereby.

Prior to, and for a period of 12 months after, the Closing Date, the Selling Entities agree to reasonably cooperate with Buyer's efforts to obtain any consents or Permits from any Person or Authority necessary in connection with the transfer of the Business or the Purchased Assets as contemplated hereby.

Use of Seller Name. As soon as practicable after the Closing, but in any event no later than six months following such date, Buyer (a) shall remove all names, logos or marks which include the words "Inland Eastex" or "Inland Paperboard and Packaging, Inc." ("Seller Corporate Designations") (which shall at all times remain the property of the Seller) from, or render the same illegible on, all Purchased Assets on which such Seller Corporate Designations are imprinted or legible or (b) shall discontinue use of any asset described in clause (a) bearing Seller Corporate Designations, provided that Buyer shall have absolutely no right to use the names "Temple-Inland" or "Temple-Inland Forest Products Corporation" or use of Seller's "T-Wheel Logo" and (c) Buyer shall change the names of the Purchased Subsidiaries. Notwithstanding the foregoing, Buyer shall be permitted to use the Seller Corporate Designations for no more than six months following the Closing with respect to Purchased Assets on which a Seller Corporate Designation is imprinted or affixed at the Closing and in the conduct of the Business solely to the extent of such use immediately prior to the Closing.

No Solicitation of Employees.

Except in accordance with Section 8.1 hereof, for a period of one year after the Closing, neither party nor any representative of such party shall, in any manner, directly or indirectly, (i) solicit any employee of the other party or any Affiliate of the other party to terminate his or her employment with such party or its Affiliate, or (ii) otherwise recruit or encourage any such employee to become, or hire any such employee as, an employee of, or a consultant to, the party bound hereby.

Notwithstanding clause (a) of this Section 7.9, no party hereto shall be restricted from soliciting for employment or hiring any employee of any other party hereto who has left the employment of such other party other than as a result of the breach of this
Section 7.9 by any party hereto.

Antitrust Filings.

Seller and Buyer shall each (i) take promptly all actions necessary to make the filings required of it or any of its Affiliates under the applicable Antitrust Laws, including the payment by Buyer of the filing fee required by the HSR Act, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by it or any of its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate in connection with any filing or submission under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry, including consulting with the other party in advance of arranging for or participating in any meeting with any Authority, concerning the transactions contemplated by this Agreement commenced by any of the Federal Trade Commission, the Antitrust Division of the Department of Justice or the Attorney General of any state. Subject to Section 14.1, Seller and Buyer shall each use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law.

Notwithstanding anything to the contrary herein, neither Buyer nor any of its subsidiaries shall be required to (A) divest or hold separate, or accept any condition or limitation upon, any material portion of the Paperboard Mill or the Business, or (B) divest or hold separate, or accept any condition or limitation upon, any portion of their respective businesses, products lines or assets material in relation to the size and operation of the Paperboard Mill.

Seller and Buyer shall each promptly inform the other party of any material communication made to, or received by such party from, the Federal Trade Commission, the Department of Justice or any other governmental or regulatory authority regarding any of the transactions contemplated hereby. Seller shall not enter into any proposed understanding, undertaking, or agreement with any Authority in connection with the transactions contemplated by this Agreement without the prior written consent of Buyer.

Title Matters.

Seller and Buyer will, as soon as practicable after the execution and delivery of this Agreement, cause to be issued one or more title commitments (whether one or more, the "Title Commitment") for policies of owner's title insurance with respect to the Real Property (the "Real Property Title Commitment") and current surveys prepared by a duly licensed surveyor in accordance with Category 1A of the Texas Society of Professional Surveyors specifications (as currently in effect) in each case in form and substance reasonably satisfactory to Buyer ("Texas surveys"). Seller and Buyer shall each bear 50% of the cost of the Title Commitment and Texas surveys. Buyer shall procure and pay premiums for such title insurance as it requires. At Buyer's request, the Closing may be postponed until the date that is 15 days after the date of the delivery to Buyer of the Real Property Title Commitment together with copies of all recorded documents listed as title exceptions in the Real Property Title Commitment or Texas surveys (collectively, the "Real Property Title Package"). Within 10 days of the date of the delivery to Buyer of the Real Property Title Package, Buyer shall notify Seller of any title matter reflected in the Real Property Title Commitment or Texas surveys that constitutes a breach of the representation set forth in Section 5.10 (without giving effect to the materiality qualification contained in the first clause of Article V) (any such title matter being a "Title Defect").

Within ten days of receiving notice from Buyer of any Title Defect, Seller shall notify Buyer, with respect to each such Title Defect, whether Seller has elected to cure such matter to the reasonable satisfaction of Buyer or otherwise cause the same to be deleted from, or insured over in, the Title Commitment, or if Seller has elected to take no action; provided Seller shall be required to remove any Encumbrance (which is not a Permitted Exception) securing a monetary obligation which can be removed by the payment of money the amount of which is ascertainable from the face of the document or which has been determined in writing from the holder of such obligation; provided further that if such Encumbrance relates to a mechanic's or materialman's lien that is being contested in good faith by Seller, Seller may agree to indemnify Buyer for any and all Losses actually incurred due to such Encumbrance in lieu of removing such Encumbrance. If Buyer does not deliver written notice of its objections to any Title Defect within the time specified above for such notice, Buyer shall be deemed to have waived all rights it may have against Seller (including the right to refuse to consummate the transactions called for in this Agreement or the right otherwise to claim breach of the representation set forth in Section 5.10) with respect to such Title Defect and each such defect shall then constitute a "Permitted Exception." If Seller fails to respond, within the time set forth above, to any objection to Title Defects timely delivered by Buyer as set forth above, Seller shall be deemed to have elected to cure the Title Defects at issue. If Seller elects to take no action with respect to one or more Title Defects that in the aggregate would constitute a Business Material Adverse Effect, Buyer may terminate this Agreement within 10 days of notice of such election.

Access to Assets and Business Employees.

From the date hereof until Closing or the earlier termination or expiration of this Agreement, Sellers shall provide Buyer, and Buyer's counsel, accountants, and representatives with reasonable opportunities to further investigate the Purchased Assets and interview Business Employees during normal business hours upon prior notice from Buyer, for reasonable purposes, including to conduct Phase I environmental assessments and such Phase II environmental assessments as may be necessary or desirable based on the results of the Phase I environmental assessments, provided that no such investigations or interviews shall unreasonably (in relation to the nature of the investigations) interfere with the operation of the Business or Seller's other businesses. Before starting any Phase II environmental assessment, Buyer will present to Seller a proposed plan for conducting the Phase II environmental assessment and will not start the Phase II environmental assessment until Seller grants its consent, which shall not be unreasonably withheld.

From the date hereof until Closing or the earlier termination or expiration of this Agreement, Sellers shall deliver to Buyer, (i) as soon as available and in any event within five Business Days after each fiscal month-end after the date hereof, the profit and loss statement and cash flows of the Business for the period from the beginning of the then current fiscal year to the end of such month prepared in a manner consistent with past practice, and (ii) monthly updates setting forth a comparison of actual expenditures to budgeted expenditures with respect to each item in the CapX Plan. Prior to the Closing Date, Seller shall also provide Buyer with its plan of operations for the Business for year 2000.

Following the Closing Date, the Selling Entities shall make available to Buyer, and Buyer's counsel, accountants, and representatives copies of such files and records as are retained on the Closing Date and relate to the Business or the Purchased Assets during normal business hours upon prior notice as Buyer may reasonably request.

Following the Closing Date, if any party hereto requires information or access to the employees, books and records of another party hereto in order prepare tax returns or another filing or report to be made for any period after the Closing Date, including, without limitation, amended tax returns, claims for refunds, audits or other proceedings, such possessing party shall furnish the information and access as practicable and to the extent reasonably required.

Upon the request of Buyer, Seller (and Temple-Inland Parent) will cooperate and use reasonable efforts (i) to prepare or cause its independent accountants to prepare, and cause such accountants to audit and report on, financial statements related to the Business, the Purchased Assets and the Assumed Liabilities, (ii) to execute and deliver, and cause its officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits, reasonably acceptable to Seller and as Seller's independent accountants may reasonably request under the circumstances and (iii) cause its independent accountants to consent to the use of such financial statements in any registration, proxy or information statement or other document filed by Buyer or any of its Affiliates under the Securities Act of 1933, as amended. Buyer will promptly reimburse Seller (and Temple-Inland Parent) for all reasonable costs and expenses (including without limitation internal costs and expenses) incurred in connection with such cooperation, consent and efforts.

IRB Obligations. <*>   Effective as of the Closing, Buyer shall
procure substitute letters of credit and shall fully cooperate with Seller to cause itself to be substituted in all respects for Temple-Inland Parent on any letter of credit or guarantees, related to any IRB, listed on Schedule 7.13.

Consents and Approvals.

Anything to the contrary herein notwithstanding, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under such asset or resulting from such asset if any attempted assignment thereof, without the consent of a third-party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller or its transferring Subsidiary under such Purchased Asset. Except for any consents, waivers, authorizations or approvals the failure of which to obtain would not be material, Seller shall use its reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Authorities and of all other Persons reasonably required in connection with the execution, delivery and performance by it of this Agreement (each a "Consent" and, collectively the "Consents"), including but not limited to, consents to assign the contracts, agreements and commitments included in the Purchased Assets.

If any Consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or a transferring Subsidiary so that the Buyer would not in fact receive all such rights or Seller or the transferring Subsidiary would forfeit or otherwise substantially lose the benefit of rights which Seller or its Subsidiary are entitled to retain, Seller shall provide an arrangement reasonably acceptable to Buyer under which the Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to the Buyer or under which Seller or its transferring Subsidiary would enforce (at Buyer's expense) for the benefit of Buyer with Buyer assuming the obligations of Seller or its transferring Subsidiary, as the case may be, and all rights against a third-party thereto. Seller or its transferring Subsidiary will promptly pay to Buyer when received all monies received under any such Purchased Asset or any claim or right or any benefit arising thereunder. Buyer shall use its reasonable efforts to obtain the unconditional release of Seller or its transferring Subsidiary, as the case may be, from any obligation or liability under or with respect to any contract being assigned hereunder; provided that, neither Buyer nor Seller shall be required to make payment or agree to any material undertaking in connection therewith.

Year 2000 Compliance Program.   Sellers shall continue to
implement through the Closing Date, in accordance with the CapX Plan, its existing program with respect to Year 2000 compliance in connection with the Business, with such adjustments and additional expenditures as may be necessary to prevent the representation in
Section 5.21 from becoming untrue.

Transitional Services. For a period of up to six months following the Closing: Sellers shall provide, or cause to be provided, information systems services on an as needed basis in connection with the Business or the Purchased Assets, including billing, receivables collection, payroll, and process control services, and Buyer shall have access to and the right to use certain office space, equipment, information systems, software, databases and related fixed assets to the extent used in connection with the Business prior to the Closing as set forth in Schedule 7.16, to facilitate the orderly separation and transfer of the Business, Purchased Assets and Transferred Employees with minimal business disruption; provided, that Seller shall not be required to act in contravention or violation of any order, consent, judgment, decree or other binding determination of law enjoining or restricting Seller from providing such services or use. Buyer shall reimburse Seller on a monthly basis for any and all costs and expenses, including internal costs and expenses consistent with the historical rates reflected in the Income Statements, incurred by Seller in providing such services to Buyer.

Capital Expenditures.

From the date hereof until the Closing Date, Seller shall expend the funds described in the capital expenditures plan previously provided to Buyer and set forth on Annex A (the "CapX Plan") for the purposes and in accordance with the timetable reflected therein.

From the date hereof until the Closing Date, Seller shall perform all work and pay any related costs and expenses necessary to pursue completion of the Phase I Cluster Remediation in accordance with the spending plan set forth in Annex B. From and after the Closing Date, Buyer shall assume performance of work and payment of any related costs and expenses, for the Phase I Cluster Remediation, and shall continue such performance and payments in accordance with the spending plan set forth in Annex B and until such time as substantial compliance with the objectives of the Phase I Cluster Remediation has been verified by third party testing (such payments in the aggregate, the "Westvaco Cluster Remediation Costs"); provided, however, that Westvaco Cluster Remediation Costs shall not include expenditures authorized by Seller or Buyer after the Closing outside of the scope of work set forth in the Phase I Cluster Remediation. Buyer shall diligently pursue such completion of the Phase I Cluster Remediation. If the Westvaco Cluster Remediation Costs are less than $15,000,000, Buyer shall promptly pay to (or as directed by) Seller, the amount of the difference.
If the Westvaco Cluster Remediation Costs are more than $15,000,000, Seller shall promptly pay to (or as directed by) Buyer, the amount of the difference. Any such payment pursuant to this Section 7.17(b) shall be made at a mutually convenient time and place within five Business Days after finalization of the Westvaco Cluster Remediation Costs. Any payments pursuant to this
Section 7.17(b) shall be made by causing such payments to be credited in immediately available funds to such bank account or accounts as may be designated by the receiving party in writing not less than two Business Days prior to transfer.

Temple-Inland Canal.

At the Closing, (i) Sellers shall grant and convey to Buyer and its Affiliates and their respective successors and assigns access rights across the real property of Sellers, including any structures, improvements, bridges, roads, streets, appurtenances and access ways thereof, and the benefit of all rights-of-way, easements, encroachments, and other real property interests belonging to Sellers across the real property of third parties, as are necessary to provide Buyer with substantially the same rights of access to the Temple-Inland Canal as currently exercised by Seller; and (ii) Seller will retain from its conveyance of the Temple-Inland Canal Fee Lands access rights across the Temple-Inland Canal, including any structures, improvements, bridges, roads, streets, appurtenances and access ways thereof, as are necessary to provide Sellers with rights of access to Sellers' real property adjacent to the Temple-Inland Canal for purposes of timber management, harvesting, fire protection and other timberlands operations.

The access rights described in Section 7.17(a) to be granted by Sellers to Buyer at the Closing will be subject to Buyer's agreement that Buyer will not damage or remove timber from the real property of Seller, will repair any damage to roads or other property on the real property of Seller, will not interfere with Seller's use of its real property, and will defend and indemnify Seller for property damage or personal injuries occurring on Seller's real property as a result of the actions of Buyer. The access rights described in Section 7.17(a) to be retained by Sellers at the Closing will be subject to Seller's agreement that Seller will not damage or remove timber from the real property transferred to Buyer, will repair any damage to roads or other property on the real property transferred to Buyer, will not interfere with Buyer's use of the real property transferred to it, and will defend and indemnify Buyer for property damage or personal injuries occurring on the real property transferred to Buyer as a result of the actions of Seller.

If upon the advice of counsel, Buyer determines to restrict public access to Temple-Inland Canal, Sellers shall grant and convey to Buyer and its Affiliates such access rights across the real property of Sellers, including any structures, improvements, bridges, roads, streets, appurtenances and access ways thereof, and the benefit of such rights-of-way, easements, encroachments, and other real property interests belonging to Sellers across the real property of third parties, as are necessary to permit Buyer to erect reasonable barriers to public access to the Temple-Inland Canal, subject to the same limitations and indemnity provisions set forth in the first sentence of subsection 7.18 (b).

For a period of four years following the Closing Date, Seller and Temple-Inland Parent will cooperate with and assist Buyer in connection with any government evaluation of a project involving construction of a dam on the lower Neches River. In the event a dam is approved for construction at a site (i) downstream from the discharge point of the Temple-Inland Canal into the Neches River, or (ii) upstream from such discharge point within sufficient proximity to adversely impact the Temple-Inland Canal's lagoon, Seller agrees to share equally the costs and expenses incurred by Buyer resulting from such location of the dam provided that Seller's share of such costs and expenses shall in no event exceed TWO-MILLION DOLLARS ($2,000,000) in the aggregate, such payments to be made within 10 days after receipt of a written demand accompanied by reasonable substantiation.

Bulk Sales Waiver. The Selling Entities and Buyer hereby waive compliance with the provisions of any applicable bulk transfer laws. The Selling Entities further agree to indemnify and hold Buyer harmless from all claims made by Sellers' creditors and all Liabilities and expenses (including reasonable attorneys' fees and disbursements, including those related to the enforcement of this indemnity) with respect to non-compliance with any bulk transfer law.

Product Liability Claims. Subject to the limitations contained in this Section 7.20, effective upon the Closing, product liability claims under $100,000 for products manufactured by Seller shall be paid by Buyer. Buyer shall have the sole right to defend, negotiate or settle all such product liability claims including undertaking appeals and reviews. Product liability claims of $100,000 or more for products manufactured by Seller shall be paid 100% by Seller. Seller shall have the sole right to defend, negotiate or settle all such product liability claims including undertaking appeals and reviews.

Other. As soon as practicable, but in any event prior to the Closing, the income statements attached hereto as Schedule 5.8(b) as of the date hereof will be replaced by one Income Statement, prepared by Seller and agreed to by Buyer (which agreement will not be unreasonably withheld) that reflects the combined results of operation of the Business to be transferred to the Buyer, rather than the results of operation of the subsidiaries named in those income statements that are attached hereto as Schedule 5.8(b) as of the date hereof (which income statements reflect the operational impact of certain assets that will be Excluded Assets and certain liabilities that will be Excluded Liabilities).


                           ARTICLE VIII
              BUSINESS EMPLOYEE AND EMPLOYEE BENEFIT
                            MATTERS


Employment of Seller's Employees. (a) Immediately prior to the Closing Date, Buyer shall offer employment effective as of the Closing Date to all employees of Sellers who are, on the Closing Date, employed principally in the Business ("Business Employees") other than Inactive Employees and the Business Employees that Buyer, in its discretion causes to be set forth in Schedule 8.1 at any time prior to the Closing Date; provided, however, that any Inactive Employee may be offered employment by Buyer in its discretion upon such Inactive Employee's availability to return to active service; and provided, further, that Buyer shall offer employment to any Inactive Employee who has, on the Closing Date, a legal right to return to work at the conclusion of his or her leave under applicable workers' compensation laws, the Family Medical Leave Act or the Americans with Disabilities Act, if such Inactive Employee in fact exercises such right to return to work and is able and willing to do so. Each offer of employment to a Business Employee shall be at such base salary or commission rate and on such other terms and conditions as Buyer may determine in its reasonable discretion. All Business Employees who accept offers of employment with Buyer shall hereafter be referred to as "Transferred Employees," and the "Hire Date" for a Transferred Employee means (i) in the case of an Inactive Employee, the date he or she actually returns to active service with Buyer, and (ii) in the case of all other Transferred Employees, the Closing Date. "Inactive Employees" shall mean all Business Employees who are, on the Closing Date, temporarily absent from active employment by reason of disability, illness, injury, or workers' compensation and who are receiving or eligible to receive disability or workers' compensation payments as a result of such disability, illness or injury, and employees on non-compensated leave of absences, such as pursuant to the terms of the Family Medical Leave Act.

Certain Compensation Liabilities. Effective as of the applicable Hire Date, Buyer shall assume the liability of Sellers in respect of the Transferred Employees for accrued and unpaid salaries, wages and vacation and sick pay, but only to the extent such liability is reflected on the Closing Working Capital.
Sellers shall remain responsible for payment of any and all retention, change in control or other similar compensation or benefits which are or may become payable to Business Employees in connection with the consummation of the transactions contemplated by this Agreement. Sellers shall remain responsible for, and shall pay, all bonuses, incentive compensation and commissions that are earned by Transferred Employees under Employee Plans (collectively, the "Bonuses"); provided, that if any Transferred Employee would forfeit his or her right to receive any Bonus by reason of the termination of his or her employment with Sellers in connection with the consummation of the transactions contemplated hereby, such Transferred Employee shall be entitled to receive from Sellers not less than a percentage of such Bonus determined by dividing (i) the number of days in the year or other period to which such Bonus relates that precede the Closing Date by (ii) the total number of days in such year or other period.

Severance Costs. Seller shall remain solely responsible for any and all Liabilities relating to or arising out of the following: (i) any pay, benefits, damages or other Claims to, by or on behalf of Business Employees who are not Transferred Employees, including without limitation involving compensation or benefits or otherwise arising out of employment or the termination of employment, and whether incurred before, on or after the Closing Date, and including without limitation pursuant to the individual agreements listed in Section 5.16(a) of the Disclosure Schedule
(ii) any benefits, damages or other Claims to, by or on behalf of any Transferred Employee, including without limitation involving compensation or benefits or otherwise arising out of employment or the termination of employment, incurred before or on the applicable Hire Date, except as specifically provided otherwise elsewhere in this Article VIII; and (iii) any severance pay and severance benefits payable to any Transferred Employee or Business Employee listed on Schedule 8.1 under the circumstances set forth in
Schedule 8.3 (the "Retained Severance"); provided, that with respect to Transferred Employees, Buyer shall pay the Retained Severance as and when it becomes due, and Seller shall reimburse Buyer therefor promptly upon receiving invoices from Buyer. Seller's liabilities under this Section 8.3 shall not include any Liability for any suits, actions or claims against Buyer based on violations of any constitutional right, age discrimination or any other form of hiring or employment discrimination, under every applicable federal, state or local law, rule or regulation, including any and all state antidiscrimination laws, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, and the Americans With Disabilities Act.

Welfare Benefits. Seller shall be responsible for claims for workers compensation and welfare benefits (as described in Section 3(1) of ERISA (whether or not covered by ERISA, but excluding severance pay) ("Welfare Benefits") that are incurred on or prior to 8:00 a.m. local time on the applicable Hire Date by Transferred Employees, including without limitation pursuant to continuation of health coverage required pursuant to Section 4980B of the Code or
Part 6 of Subtitle B of Title I of ERISA ("COBRA Coverage") with respect to any Transferred Employees and their beneficiaries and dependents. Buyer shall be solely responsible for claims for workers compensation benefits and Welfare Benefits for Transferred Employees for claims incurred after 8:00 a.m. local time on the applicable Hire Date, including without limitation pursuant to COBRA Coverage with respect to Transferred Employees and their beneficiaries and dependents. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose. A disability or workers compensation claim shall be considered incurred on or prior to the applicable Hire Date if the injury or condition giving rise to the claim occurs on or prior to the applicable Hire Date, but only if such claim is actually filed on or before the first anniversary of the applicable Hire Date.

Pension and Savings Benefits.

Seller shall cause all accrued benefits of Transferred Employees under all Employee Plans that are "pension plans" within the meaning of Section 3(3) of ERISA (whether or not such Employee
Plans are subject to ERISA) to be vested in full immediately before the applicable Hire Date.

To the extent that a Transferred Employee who participates in Temple-Inland Employee Thrift Plan and the Temple-Inland Savings Plan for Union Employees (the "Seller Savings Plans") is permitted, immediately after the Closing, to participate in a tax-qualified defined contribution plan of Buyer or any of its Affiliates (such plan(s), the "Buyer Savings Plans"), Seller shall cause the applicable Seller Savings Plan to offer distributions of all such account balances as soon as practicable after the Closing. The Buyer Savings Plans shall accept direct or indirect rollovers of any such distributions from the Seller Savings Plans, and Seller and Buyer shall cooperate to ensure that direct rollovers in kind of participant loans are permitted.

Benefits Generally. For purposes of eligibility to participate and vesting of benefits under the employee benefit plans of Buyer and its Affiliates providing benefits after a Transferred Employee's Hire Date, such Transferred Employee shall be credited with his or her years of service with Seller and its Affiliates before such Hire Date, to the same extent as such Transferred Employee was entitled, before such Hire Date, to vesting credit for such service under any similar Employee Plans. In addition, and without limiting the generality of the foregoing:
(i) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Buyer and its Affiliates for the benefit of Transferred Employees (such plans, collectively, the "New Plans") to the extent coverage under such New Plan replaces coverage under a comparable Employee Plan in which such Transferred Employee participated immediately before such Hire Date (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Transferred Employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Transferred Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Plant Closing Laws. Seller shall be responsible for providing any notice required, pursuant to the United States Federal Worker Adjustment and Retraining Act of 1988, as amended ("WARN Act"), any successor United States federal law, and any applicable plant closing notification law with respect to a layoff or plant closing relating to the Business that occurs before or as a result of the Closing. Buyer shall cooperate with Seller, to the extent practicable, to enable Seller to comply with the foregoing in advance of the Closing to the extent made necessary by the actions contemplated by Section 8.1 hereof. Buyer shall be responsible for providing any notice required pursuant to the Plant Closing Laws with respect to a layoff or plant closing affecting Transferred Employees that occurs after the Closing.

Miscellaneous. Seller and Buyer agree to furnish each other with such information concerning Business Employees and the Employee Plans, and to take all such other reasonable action, as is necessary and appropriate to effect the transactions contemplated by this Article VIII, in each case, to the extent permitted under applicable law.

Employee Records. Buyer shall be responsible for, and indemnify Seller against any Losses arising out of, claims made by Transferred Employees arising as a result of, and to the extent such claims relate to, the transfer from Sellers to Buyer of records described in Section 2.1(n).


                            ARTICLE IX
                          TAX MATTERS


Tax Sharing and Allocation Agreements.       As of the Closing
Date, any Tax sharing or allocation agreement between Temple-Inland Parent, Seller and any of their Subsidiaries on the one hand and the Purchased Subsidiaries on the other hand is terminated with respect to the Purchased Subsidiaries and will have no further effect with respect to the Purchased Subsidiaries for any taxable year (whether the current year, a future year, or a past year).

Survival of Certain Representations. All of the representations and warranties of the Sellers contained in Section
5.24 shall survive the Closing hereunder and continue in full force and effect until 30 days after the expiration of any applicable statutes of limitations.

Returns for Periods Through the Closing Date.  Temple-Inland
Parent will include the income of the Purchased Subsidiaries (including any deferred income triggered into income by Section 1.1502-13 and Section 1.1502-14 of the Treasury Regulations and any excess loss accounts taken into income under Section 1.1502-19 of the Treasury Regulations) on the Temple-Inland Parent consolidated federal income Tax Returns and on any other consolidated, unitary and combined Tax Returns consistent with past practice for all periods through the Closing Date and will pay any Taxes attributable to such income. The Purchased Subsidiaries will furnish Tax information to Temple-Inland Parent for inclusion in Temple-Inland Parent's Tax Returns for the period which includes the Closing Date in accordance with the Purchased Subsidiaries' past custom and practice. Temple-Inland Parent will allow the Buyer an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to a Purchased Subsidiary and a jurisdiction in which no Section 338(h)(10) Election pursuant to this Agreement was made or recognized. Temple-Inland Parent will take no position on such Tax Returns that relates to the Purchased Subsidiaries that would adversely affect Purchased Subsidiaries after the Closing Date.
The income of Purchased Subsidiaries will be apportioned to the period up to and including the Closing Date and the period after the Closing Date in accordance with Section 9.12.

Audits.  Temple-Inland Parent will allow Purchased
Subsidiaries and its counsel to participate at its own expense in any audits of Temple-Inland Parent consolidated federal income Tax Returns and any other consolidated, unitary and combined Tax Returns to the extent that such Tax Returns relate to the Purchased Subsidiaries and adversely affect Purchased Subsidiaries after the Closing Date. Temple-Inland Parent will not settle any such audit in a manner which would adversely affect the Purchased Subsidiaries after the Closing Date without the prior written consent of the Buyer, which consent shall not unreasonably be withheld.

Carrybacks and Refunds. (a) As soon as reasonably practicable, Temple-Inland Parent will pay to the Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of any of the Purchased Subsidiaries into a consolidated, combined or unitary group that includes a Temple-Inland Party, when such refund is received or reduction is actually realized by a Temple-Inland Party. A carryback of post-acquisition Tax attributes of a Purchased Subsidiary is considered to produce a refund (or a reduction of a Tax liability) only after all Tax attributes of Temple-Inland Parent and its Subsidiaries have been used or deemed used. Temple-Inland Parent will cooperate with the Purchased Subsidiaries and its Subsidiaries in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns or refund claims. Buyer agrees to indemnify Temple-Inland Parent for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise.

     (b) Except as provided in (a) hereof and except for any refunds (or credits) that result from a carryback of post-acquisition Tax attributes of a Purchased Subsidiary, any Tax refunds that are received by Buyer or the Purchased Subsidiaries (and an amount equal to any actual reduction in the Tax liability of a Purchased Subsidiary in a Pre-Closing Period that results from the use of a credit) that relate to a Pre-Closing Period of a Purchased Subsidiary shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen days after receipt thereof and shall pay to Seller the actual reduction in Tax liability that resulted from the use of the credit within fifteen days after the date on which the benefit of the credit is actually realized. In determining whether a credit with respect to a Pre-Closing Period results in an actual reduction of the Tax liability of Purchased Subsidiary for a Pre-Closing, and whether a refund or credit is the result of a carryback of a post-acquisition Tax attribute of a Purchased Subsidiary, all Tax attributes of Buyer and its Subsidiaries shall be treated as being used or deemed used first. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against a Tax by a Taxing Authority to the Buyer or the Purchased Subsidiaries of any amount reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Final Closing Working Capital, the Buyer shall pay such amount to Seller within fifteen days after receipt thereof and to the extent such payment or credit was shown on the Final Working Capital as an asset, it shall be retained by the Buyer.

Section 338(h)(10) Election. Temple-Inland Parent will join with the Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local tax law) (each, a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of each of the Purchased Subsidiaries hereunder. Temple-Inland Parent will pay any and all Taxes attributable to the making of the Section 338(h)(10) Election and will indemnify each Westvaco Party and the Purchased Subsidiaries against any Adverse Consequences arising out of any failure to pay such Taxes. Temple-Inland Parent will also pay any state or local Tax (and indemnify each Westvaco Party and Purchased Subsidiaries against any Adverse Consequences arising out of any failure to pay such Tax) attributable to an election under state or local law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the stock of one or both of the Purchased Subsidiaries hereunder. Each of Temple-Inland Parent and Buyer will, and will cause their respective Subsidiaries and Affiliates to, treat each
Section 338(h)(10) Election as valid, not take any action inconsistent with such treatment and file all Tax Returns in a manner consistent with the Section 338(h)(10) Election. As requested from time to time (whether before, at or after the Closing), Temple-Inland Parent and Buyer shall assist one another in, and shall provide (or cause to be provided) to one another such information as is reasonably requested in connection with, the preparation of any form or document required to effect a valid and timely Section 338(h)(10) Election, including any schedules or attachments thereto (collectively, "Section 338 Forms").

Allocation of Purchase Price for Purchased Subsidiaries Assets. Sellers and Buyer agree that the portion of the Purchase Price allocated to the stock of Purchased Subsidiaries pursuant to
Section 2.7 shall be further allocated in the manner described in this Section. With respect to the Section 338(h)(10) Election (or similar state or local election) Buyer and Seller shall agree on the MADSP and (ii) the allocation of MADSP among the assets of each of the Purchased Subsidiaries for which a Section 338(h)(10) is being made (collectively, the "Election Allocations"). The Election Allocations shall be reasonable and shall be determined in accordance with Section 338 of the Code and the applicable Treasury regulations thereunder. At least 120 days prior to the latest date for the filing of each Section 338 Form, Seller shall prepare and submit to Buyer a draft of such Section 338 Form setting forth the Election Allocations. Neither Buyer nor Seller shall file, or permit to be filed, any Section 338 Form unless it shall have obtained the consent of the other, which consent shall not be unreasonably withheld or delayed. On or prior to the thirtieth day after Buyer's receipt of a draft Section 338 Form, Buyer shall either (i) consent to the filing of the Section 338 Form or
(ii) notify Seller that it disagrees with the Election Allocations as set forth on the draft Section 338 Form or other matters contained in the draft Section 338 Form. If Buyer and Seller have been unable to resolve their differences within 30 days after Buyer has been notified of Seller's disagreement with the Election Allocations or other matters as set forth on the draft Section 338 Form, then any remaining disputed issues shall be submitted to a mutually agreed upon independent national accounting firm to resolve in a final binding manner after hearing the views of both Parties. The fees and expenses of the mutually agreed upon independent national accounting firm shall be shared equally between Buyer and Seller. Except as may be required by law, Seller, Temple-Inland Parent and Buyer will (i) file, or cause to be filed, all Tax Returns in a manner consistent with the Election Allocations and (ii) not take any action inconsistent therewith.

Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Purchased Subsidiaries for all taxable periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to taxable periods for which a consolidated, unitary or combined income Tax Return of Temple-Inland Parent (or any of its Subsidiaries other than the Purchased Subsidiaries) will include the operations of the Purchased Subsidiaries pursuant to Section 9.3. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. Seller shall pay to Buyer (or cause to be paid to Buyer) an amount equal to the total of all Taxes of the Purchased Subsidiaries shown to be due on such Tax Returns no later than the due date for payment of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Final Closing Working Capital.

Tax Periods Beginning Before and Ending after the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Purchased Subsidiaries for a taxable period which begin on or before the Closing Date and ends after the Closing Date (such a taxable period, a "Straddle Period"). Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. Seller shall pay (or cause to be paid) to Buyer an amount equal to the portion of such Taxes which are allocated to the portion of such Taxable period ending on the Closing Date no later than the due date for payment of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Final Closing Working Capital.

Cooperation on Tax Matters.

Buyer, Purchased Subsidiaries, Temple-Inland Parent and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchased Subsidiaries, Temple-Inland Parent and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Purchased Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Purchased Subsidiaries, Temple-Inland Parent or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

Buyer, Temple-Inland Parent and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Buyer, Temple-Inland Parent and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

Tax Indemnification.

From and after the Closing Date, Sellers shall pay or cause to be paid, and jointly and severally shall indemnify each Buyer Tax Indemnitee and protect, save and hold each Buyer Tax Indemnitee harmless from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by:

any Tax imposed upon or relating to any Temple-Inland Party for any period (whether before or after the Closing Date), including any such Tax for which a Westvaco Party or a Purchased Subsidiary may be liable (w) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (x) as a transferee or successor, (y) by contract or (z) otherwise, to the extent such Tax is not reflected in the reserve for income Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Final Closing Working Capital;

any Tax (other than those Taxes described in Section 9.11(a)(i)) imposed upon or relating to any Purchased Subsidiary, the Business or any Business Asset for (x) any Pre-Closing Period and (y) any actions or transactions undertaken by Temple-Inland Parent or Seller not in the ordinary course of business occurring on the Closing Date after the Closing; and

any Tax (other than the Taxes described in Section 9.11(a)(i) and (a)(ii)) resulting from a breach of any representation contained in
Section 5.24 provided that Buyer makes a written claim for indemnification against any of the Sellers pursuant to Section 15.1 within the survival period contained in Section 9.2.

From and after the Closing Date, Buyer shall pay or cause to be paid, and jointly and severally shall indemnify each Seller Tax Indemnitee and protect, save and hold each Seller Tax Indemnitee harmless from and against Adverse Consequences relating to, except as provided in Section 9.11(a), any Tax imposed upon or relating to the Purchased Subsidiaries for any Post-Closing Period.

Buyer agrees to indemnify Sellers for any Adverse Consequences the Sellers shall suffer resulting from any additional Tax imposed upon Sellers resulting from any actions or transactions undertaken by Buyer or any of the Purchased Subsidiaries not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of the stock of the Purchased Subsidiaries.

Payment in full of any amount due from Sellers or Buyer under this
Section 9.11 shall be made by such Person to the affected Tax Indemnitee in immediately available funds at least two Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen days after written demand is made for such payment.

Allocation of Certain Taxes.

If a Purchased Subsidiary is permitted but not required under applicable state, local or foreign income tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall cause such Purchased Subsidiary to treat that day as the last day of a taxable period.

In the case of Taxes arising in a taxable period of a Purchased Subsidiary that includes but does not end on the Closing Date, except as provided in Section 9.12(c), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. For the avoidance of doubt, for purposes of this Article IX, any Tax on gain or income resulting from the triggering into income of deferred intercompany transactions under
Section 1.1502-13 of the Treasury regulations or excess loss accounts under Section 1.1502-19 of the Treasury regulations is attributable to the Pre-Closing Period. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Purchased Subsidiary. Buyer assumes all property Taxes resulting from the change in use or ownership of the Temple-Inland Canal Fee Lands after the Closing Date or on the Closing Date after the Closing.

In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding and (ii) ad valorem Taxes, in either case attributable to any taxable period that includes but does not end on the Closing Date, the portion of such Taxes attributable to the Pre-Closing Period shall be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of calendar days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of calendar days in such taxable period, and the balance of such Taxes shall be attributable to the Post-Closing Period; provided, however, that if any property, asset or other right of Purchased Subsidiaries is sold or otherwise transferred prior to the Closing Date, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre-Closing Period.

Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable law, Seller will, and will cause its Affiliates to, join in the execution of such Tax Returns and other documentation.


                             ARTICLE X
              CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the satisfaction of each of the following conditions before or at the Closing:


Representations and Warranties. The representations and warranties of Seller and the Subs contained in this Agreement shall be true and correct without giving effect to any materiality qualification contained therein or applicable thereto, except as would not in the aggregate have a Business Material Adverse Effect, in each case at and as of the date of this Agreement and as of the Closing, provided that representations and warranties made as of a specified date need be so true and correct (as described above) only as of the specified date.

Performance of this Agreement. Seller and the Subs shall have performed, or caused to be performed, in all material respects all obligations and complied in all material respects with all conditions required by this Agreement to be performed or complied with by Seller or the Subs prior to the Closing, to the extent not waived.

Proceedings. All corporate and other proceedings to be taken by Sellers in connection with the transactions contemplated hereby shall have been completed, all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to Buyer and Buyer shall have received all such counterpart originals or certified or other copies of such documents as Buyer may reasonably request.

Consents and Approvals. All Consents shall have been obtained by Sellers and all waiting periods specified by law with respect thereto shall have passed, other than any such consents, authorizations, orders or approvals for which, collectively, the failure to so obtain would not have a Business Material Adverse Effect.

Injunction, Litigation, etc. No order of any court or administrative agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated hereby, nor shall there be any statute, rule, or regulation, or pending by or before any Authority any action or proceeding, which is likely to prohibit, restrict or successfully challenge the validity of any of the transactions contemplated by this Agreement.

Fiber Supply Agreement. Seller shall have executed and delivered the Fiber Supply Agreement and the representations and warranties of Seller contained therein shall be true and complete in all material respects as of the Closing Date.

Officer's Certificate. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or any Vice President of Seller and each Sub, certifying that the conditions specified in Sections 10.1 and 10.2 have been fulfilled.

Memorandum. Seller shall have executed, acknowledged, and delivered to Buyer the Memorandum (as such term is defined in the Fiber Supply Agreement), in form and substance satisfactory for recordation against the Recorded Area in the land records of all counties in which any portion of the Recorded Area is located.


                            ARTICLE XI
              CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller and the Subs to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the satisfaction of each of the following conditions before or at Closing:


Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct without giving effect to any materiality qualification contained therein or applicable thereto, except as would not prevent or materially delay consummation of any of the transactions contemplated by this Agreement, in each case at and as of the date of this Agreement and as of the Closing, provided that representations and warranties made as of a specified date need be so true and correct (as described above) only as of the specified date.

Performance of this Agreement. Buyer shall have performed in all material respects all obligations and complied in all material respects with all conditions required by this Agreement to be performed or complied with prior to the Closing, to the extent not waived.

Proceedings. All corporate and other proceedings to be taken by Buyer in connection with the transactions contemplated hereby shall have been completed, all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to Seller, and Seller shall have received all such counterpart originals or other copies of such documents as Seller may reasonably request.

Consents and Approvals. All consents, authorizations, orders or approvals of any Authority which Buyer is required to obtain in order to consummate the transactions contemplated by this Agreement shall have been obtained by Buyer and all waiting periods specified by law with respect thereto shall have passed.

Injunction, Litigation, etc. No order of any court or administrative agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated hereby, nor shall there be any statute, rule, or regulation, or pending by or before any Authority any action or proceeding, which is likely to prohibit, restrict or successfully challenge the validity of any of the transactions contemplated by this Agreement.

Fiber Supply Agreement. Buyer shall have executed and delivered the Fiber Supply Agreement.

Officer's Certificate. Seller shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or any Vice President of Buyer, certifying that the conditions specified in Sections 11.1 and 11.2 have been fulfilled.


                            ARTICLE XII
         DELIVERIES, ETC., IN CONNECTION WITH CLOSING


Time and Place of Closing. The closing (the "Closing") shall occur upon the later of (x) five business days following the satisfaction of the conditions set forth in Articles X and XI, or
(y) December 29, 1999, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, or at the request of either party, such other date and place as the parties shall agree. If the Closing takes place, the Closing and all of the transactions contemplated by this Agreement shall be deemed to have occurred simultaneously and become effective as of 11:59 P.M. on the date of Closing. The date on which the Closing shall occur is referred to herein as the "Closing Date." If the time set forth in subclause
(x) of this Section occurs sooner than the time set forth in subclause (y), then Buyer shall pay to Seller at the Closing interest on the Purchase Price for each additional day the Closing is delayed by the inclusion of subclause (y). The interest to be paid pursuant to this Section shall be equal to the Prime Rate as published by The Chase Manhattan Bank. Such interest shall be payable at the Closing and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.

Deliveries by Seller. At or before the Closing, Seller shall deliver to Buyer, as applicable, the following:

duly executed general warranty deeds (or their equivalent in the state the property is located) in recordable form which convey to Buyer title to the Real Property, subject only to Permitted Exceptions and to the exceptions and exclusions contained in the Title Commitment as of the Closing, other than any Title Defect which Seller has elected to cure or otherwise delete pursuant to
Section 7.11(b). Seller will provide to Buyer's title insurance company (i) customary good standing certificates and corporate authorizations, (ii) owner's affidavits acceptable to such title insurer to remove any exception for (A) mechanics' or materialmens' liens and (B) rights of parties in possession, (iii) a gap indemnity acceptable to such title insurer for insuring over the "gap" (i.e. the time period from the effective date of the title company's last checkdown of title to the date of recording of the deed); and (iv) any other certificates, affidavits, indemnities or other documents or instruments reasonably requested by Buyer's title insurance company to insure over any Title Defects existing as of the Closing which are not Permitted Exceptions or to otherwise allow Buyer to receive title policies at the Closing in form reasonably acceptable to Buyer.

a duly executed assignment, in recordable form, from Seller to Buyer of the Temple-Inland Canal Easement;

duly executed easements, in recordable form and in form reasonably satisfactory to Buyer and Seller, from Seller granting Buyer the Water Easements;

a bill of sale and such other document or documents (suitable for filing, registration or recording, if applicable) as are necessary to transfer to Buyer the Purchased Assets other than the Real
Property and the Temple-Inland Canal Easement and the Water
Easements;

evidence that all of the proceedings contemplated by Section 10.3 have been completed;

copies of any consents obtained as contemplated by Section 10.4;

certificates from the Secretary of State of the state of Delaware evidencing the good standing of Seller and its Subsidiaries engaged in the Business from their state of jurisdiction as of a recent date;

FIRPTA Certificate;

the Fiber Supply Agreement executed by Seller;

a stock certificate or certificates evidencing the Purchased Subsidiaries Shares of each Purchased Subsidiary duly endorsed in blank or accompanied by stock powers duly executed in blank or such other appropriate transfer document, assignment agreement or deed, as applicable, all in proper form for transfer, with all required stock or other transfer tax stamps affixed or provided for;

a good-standing certificate for each Purchased Subsidiary from the Secretary of State or other appropriate governmental official of the respective jurisdiction or organization of each Purchased Subsidiary, dated as of a date not earlier than 10 Business Days prior to the Closing Date;

the minute books and stock certificate and transfer books (with all canceled and unused stock certificates attached) and the corporate seal of each Purchased Subsidiary; and

such additional documents as Buyer may reasonably request.

Deliveries by Buyer. At or before the Closing, Buyer shall deliver to Seller, as applicable, the following:

the Purchase Price;

a duly executed assumption of the Assumed Liabilities;

evidence that all of the proceedings contemplated by Section 11.3 have been completed;

certificates from the Secretary of State of the state of Delaware as to the good standing of Buyer (or any Affiliate of Buyer designated pursuant to Section 2.6) in the state of Delaware as of a recent date;

the Fiber Supply Agreement duly executed by the Buyer;

evidence of substitute letters of credit as required by Section
7.13; and

such additional documents as Seller may reasonably request.


                           ARTICLE XIII
                        INDEMNIFICATION


Indemnification by Seller.

Subject to the limitations contained in this Article XIII, effective upon the Closing, Seller shall indemnify and hold Buyer harmless against all Losses arising out of:

any breach of a representation or warranty, determined without giving effect to any materiality qualification contained therein or applicable thereto, made by Seller or the Subs in this Agreement;

the breach of any covenant or agreement of any Sellers contained in this Agreement (but not the Fiber Supply Agreement, or obligations under Article VIII hereof, which shall stand on their own);

all claims made by Sellers' creditors and all liabilities and expenses (including reasonable attorneys' fees and disbursements, including those related to the enforcement of this indemnity) in any such case with respect to non-compliance with any bulk transfer law;

any Excluded Liabilities, or the failure of Sellers to discharge any Excluded Liabilities; or

any Liability, other than the IRB Obligations, of the Purchased
Subsidiaries that is not an Assumed Liability (or would not be an Assumed Liability if the term "Sellers" were substituted for "Selling Entities" in Section 2.3).

Notwithstanding the foregoing, in the case of Losses incurred as a result of the events described in Section 13.1(a)(i), Seller shall not be liable for indemnification except to the extent that the aggregate amount of such Losses exceeds $8,000,000 (the "Basket"), in which event Buyer shall be entitled to indemnification as set forth above for the amount of such Losses in excess of the Basket. In no event shall Seller's aggregate obligation to indemnify the Buyer for Losses incurred as a result of the events described in
Section 13.1(a)(i) exceed $312,500,000. The Basket shall not apply to Losses under Section 13.1(a)(ii), (iii), (iv) or (v) above.

Indemnification by Buyer.

Subject to the limitations contained in this Article XII, effective upon the Closing, Buyer shall indemnify and hold Seller harmless against all Losses arising out of:

any breach of a representation or warranty, determined without giving effect to any materiality qualification contained therein, made by Buyer in this Agreement;

the breach of any covenant or agreement of Buyer contained in this Agreement (but not the Fiber Supply Agreement, or obligations under Article VIII hereof, which shall stand on their own);

any Assumed Liability or the failure by Buyer to discharge any Assumed Liability; or

the IRB Obligations.

Notwithstanding the foregoing, in the case of Losses incurred as a result of the events described in Section 13.2(a)(i), Buyer shall not be liable for indemnification except to the extent that the aggregate amount of such Losses exceeds the Basket, in which event Seller shall be entitled to indemnification as set forth above for the amount of such Losses in excess of the Basket. In no event shall Buyer's aggregate obligation to indemnify the Sellers for Losses incurred as a result of the events described in Section 13.2(a)(i) exceed $312,500,000. The Basket shall not apply to Losses under Section 13.2(a)(ii), (iii) or (iv) above.

Article VIII Rights and Obligations and Certain Product Liability and Employee Claims Excluded. The rights and obligations of Seller and Buyer under Article VIII hereof shall not be subject to the Basket, or any other provisions of this Article XIII, but shall apply separately in accordance with their terms. The provisions of this Article XIII shall not apply to employee claims of the type described in Section 8.9, which shall be subject solely to the terms of Section 8.9. The provisions of this Article XIII shall not apply to product liability claims under $100,000 for products manufactured by Seller, which shall be subject solely to the terms of Section 7.20.

Survival Date.

The indemnification obligations of each party (the "Indemnitor") obligated to provide indemnification to the other (the "Indemnitee") under Section 13.1(a)(i) and (iii) or Section 13.2(a)(i) shall lapse and become of no further force and effect with respect to all claims not made by Indemnitee's delivery to the Indemnitor of written notice containing details reasonably sufficient to disclose to Indemnitor the nature and scope of the claim by the end of the 18th month after the Closing, except with respect to claims for breach of the representations and warranties contained in Section 5.6 which shall survive without limitation as to time.

The indemnification obligations under Sections 13.1(a)(ii), (iv) and (v) and Sections 13.2(a)(ii) and (iii) shall not be limited by time, but shall survive in accordance with the terms of the underlying obligations or liabilities to which they relate.

Third-Party Claims.

Each of the parties must follow the procedures set forth in the following paragraphs of this Section 13.5 in order to be entitled to indemnification with respect to claims resulting from the assertion of liability by persons or entities not parties to this Agreement, including claims by any Authority for penalties, fines and assessments.

The party seeking indemnification shall give written notice to the party from whom indemnification is sought of any assertion of liability by a third-party which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Agreement, stating the nature and basis of the assertion and the amount thereof, to the extent known. Such notice shall qualify as the notice required under Section 13.4(a).

In the event that any Action is brought against an indemnified party with respect to which the indemnifying party may have liability under an indemnity agreement contained in this Agreement, the Action shall, upon the written agreement of the indemnifying party that it is obligated to indemnify under such an indemnity agreement, be defended by the indemnifying party and such defense shall include all appeals or reviews which counsel for the indemnifying party shall deem appropriate. In any such Action the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, and the indemnifying party shall keep the indemnified party fully informed as to such proceeding, at all stages thereof, whether or not the indemnified party is represented by its own counsel.

Until the indemnifying party shall have assumed the defense of any Action, or if the indemnified and indemnifying parties are both named parties in such Action and the indemnified party shall have reasonably concluded that there may be defenses available to it that are materially different from or in addition to the defenses available to the indemnifying party (in which case the indemnifying party shall not be entitled to assume the defense of such Action, but shall remain responsible for its obligation as an indemnitor), all legal and other reasonable expenses incurred by the indemnified party as a result of such Action shall be borne by the indemnifying party. In such event, the indemnified party shall make available to the indemnifying party and its attorneys and accountants, for review and copying and in a manner so as not to compromise privilege, its books and records relating to such Action and the parties shall render to each other such assistance as may reasonably be requested to facilitate the proper and adequate defense of any such Action.

The indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees, business or methods of doing business.

The indemnifying party shall be relieved of its obligation to indemnify the indemnified party to the extent that any failure to give or delay in giving timely notice as required by this Section
13.5 prejudices the indemnifying party.

Subrogation Rights; No Duplication.

Any Indemnitor required to make a payment under this Article XIII shall be subrogated, to the extent of such payment, to the rights of the entity to which such payment has been made for reimbursement or indemnification against third parties relating to the claim on which such payment has been based.

Notwithstanding anything in this Article XIII to the contrary, the obligations of each Indemnitor and its Affiliates pursuant to this
Article XIII shall be without duplication as between entities to which such Indemnitor and its Affiliates are required to make payments.

Punitive Damages; Mitigation.

Neither the Buyer nor Seller shall have the right to claim punitive or exemplary damages, or to recover more than once for the same
Loss, under this Agreement.

Each party agrees to use commercially reasonable efforts to mitigate indemnifiable Losses.

The indemnification provided for in this Article XIII shall be the sole and exclusive remedy against an indemnifying party with respect to the matters covered by this Article XIII.


                            ARTICLE XIV
               TERMINATION, AMENDMENT AND WAIVER


Termination. This Agreement may be terminated at any time before the Closing:

by mutual written consent of the parties hereto;

by either Seller or Buyer, if there has been a material breach on the part of the other of a representation, warranty or agreement contained herein, or in any writing delivered pursuant to the provisions of this Agreement, which remains uncured for 30 days after notice of such breach is given by the non-breaching party;

by either Seller or Buyer, if any condition specified in Article X or IX, as the case may be, becomes incapable of being satisfied, provided that the terminating party shall not have caused the failure of such condition by such party's breach of any covenant or agreement contained herein;

by either Seller or Buyer, if any Authority shall have issued an order, decree or ruling or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or other action shall have become final and nonappealable; or

by Seller or Buyer if the Closing has not occurred by March 31, 2000, provided, however, that the right to terminate this Agreement under this Section 14.1(v) shall not be available to any party whose failure to fulfill any obligation under this Agreement caused or resulted in the failure of the transaction to have been consummated on or before such date.

Effect of Termination. If this Agreement is terminated pursuant to Section 14.1, this Agreement shall become of no further force and effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto; provided, however, that such termination shall not relieve any party hereto of any liability for breach of this Agreement; and provided, further, that in connection with any such termination each party shall be and shall remain liable to pay such expenses and amounts as are required of it pursuant to Section 7.4 hereof, and to comply with the confidentiality provisions of Section 7.5.

Amendment. This Agreement may be amended at any time but only by a written amendment executed on behalf of Seller and Buyer.

Extension; Waiver. At any time before the Closing, any party to this Agreement which is entitled to the benefits thereof may (a) extend the time for the performance of any of the obligations of another party hereto, (b) waive any misrepresentation (including an omission) or breach of a representation or warranty of another party hereto, whether contained herein or in any exhibit, schedule or document delivered pursuant hereto, or (c) waive compliance of another party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed by Seller and Buyer.


                            ARTICLE XV
                      GENERAL PROVISIONS


Notices. All notices and other communications required or permitted hereunder shall be in writing (including telefax or similar writing) and shall be given,

if to Seller, to:

               Temple-Inland Forest Products Corporation
               303 South Temple Drive
               Diboll, Texas 75941
               Attn: M. Richard Warner
                        Vice President and Secretary
               Telecopy: (409) 829-3333

               with copies to:

               Skadden, Arps, Slate, Meagher & Flom
               1440 New York Ave., NW
               Washington, D.C.  20005
               Attention:  Steve Hamilton
               Telecopy: (202) 393-5760

if to Buyer, to:

               Westvaco Corporation
               299 Park Avenue, 13th Floor
               New York, NY  10171
               Attention: Wendell Willkie, II
                          Senior Vice President and General Counsel
               Telecopy: (212) 318-5026

               with a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York  10019
               Attention:     Elliott Stein
               Telecopy: (212) 403-2000

or (c) in either case, to such other person or to such other address or telefax number as the party to whom notice is to be given may have furnished the other parties in writing by like notice. If mailed, any such communication shall be deemed to have been given on the third business day following the day on which the communication is posted by registered or certified mail (return receipt requested). If given by any other means it shall be deemed to have been given when delivered to the address specified in this
Section 15.1.

Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, terms (including defined terms) used in the plural include the singular, and vice versa.

Severability.    Any provision hereof which is prohibited or
unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the Parties hereby waive any provision of Law which may render any provision hereof prohibited or unenforceable in any respect.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Miscellaneous.  This Agreement (a) and the Fiber Supply
Agreement and the Parent Guarantee together constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (b) is not intended to and shall not confer upon any person, association or entity, other than the parties hereto, any rights or remedies with respect to the subject matter or any provision hereof; (c) shall not be assigned directly or indirectly by operation of law or otherwise, except that Buyer may assign this Agreement to a wholly-owned subsidiary of Buyer provided that Buyer remains obligated under the terms hereunder; and (d) shall be governed in all respects by the laws of the state of New York without regard to any choice of law or conflict of law provision that would cause the application of any jurisdiction other than the State of New York, except to the extent that the laws of the state of Texas may govern the rights of the parties with respect to real estate located therein.

Third-Party Beneficiaries. Nothing herein contained, whether express or implied, is intended to confer any right or remedy under or by reason of this Agreement other than to the parties hereto and their respective successors and assigns, and no action may be brought by a third-party claiming as a third-party beneficiary to this Agreement or the transactions contemplated herein.

Specific Performance.    The parties hereto each acknowledge
that, in view of the uniqueness of the subject matter hereof, each of the parties would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that each party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of such right, power or remedy by such party.

Arbitration.

Except as otherwise provided herein, all controversies, disputes or claims arising among the parties in connection with, or with respect to, any provision of this Agreement which has not been resolved within twenty (20) days after either Buyer, on the one hand, or Seller, on the other hand, have notified the other in writing of such controversy, dispute or claim, shall be submitted for arbitration in accordance with the rules of the American Arbitration Association or any successor thereof except to the extent the procedures specified in this Section conflict with, modify or add to such rules, in which case, the procedures specified in this Section shall control. Arbitration shall take place at an appointed time and place in Chicago, Illinois. Except as set forth below, each party shall bear its own expenses with respect to arbitration and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.

Buyer, on the one hand, and Seller, on the other hand, each shall select one arbitrator (who shall not be counsel for such party), and the two so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within seven days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within 14 days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association or any successor thereto upon application of either party. The arbitrators shall be bound by and strictly enforce the terms of the Agreement and may not limit, extend, or otherwise modify the terms of this Agreement. The arbitrators shall make a good faith effort to apply applicable law, but an arbitration decision and award shall not be subject to review because of errors of law. The arbitrators shall have the sole authority to resolve issues of the arbitrability of any dispute, including the applicability or running of any statute of
limitations.   The arbitrators shall have the power (i) to order
reasonable pre-hearing exchange by the parties of documents strictly limited to those relevant to the specific disputes at issue, (ii) to order the taking of up to three depositions per side, and (iii) to issue subpoenas to accomplish the foregoing.
The arbitrators may likewise compel the attendance of witnesses and the production of documents at the hearing. Judgment upon any award of the majority of arbitrators shall be binding and shall be entered in a court of competent jurisdiction. Subject to the provisions of this Agreement, the award of the arbitrators may grant any relief that a court of general jurisdiction has authority to grant, including, without limitation, an award of damages and/or injunctive relief, and shall assess, in addition, the cost of the arbitration, including the reasonable fees of the arbitrator and reasonable attorneys' fees pro rata between Seller and Buyer in proportion to the allocation of the dollar amount of award between Buyer and Seller such that the prevailing party pays a lesser proportion of the fees and expenses.

Nothing herein contained shall bar the right of any of the parties to seek and obtain temporary injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, pending completion of the arbitration, and the prevailing party therein shall be entitled to an award of its reasonable attorneys' fees and costs.

Except as otherwise provided in this Agreement, this Section shall be interpreted, governed by and enforced in accordance with the United States Arbitration Act, 9 U.S.C. Section 1-14.

No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                           Westvaco Corporation

                           By:
                           Name:    John A. Luke, Jr.
                           Title:   Chairman, President and
                                    Chief Executive Officer


                           Temple-Inland Forest Products
                           Corporation


                           By:
                           Name:    M. Richard Warner
                           Title:   Vice President and Secretary


                           Inland Eastex Extrusion Company


                           By:
                           Name:    M. Richard Warner
                           Title:   Secretary


                           Temple-Inland Recaustisizing Company


                           By:
                           Name:    M. Richard Warner
                           Title:   Secretary


                           Temple-Inland Recovery Company


                           By:
                           Name:    M. Richard Warner
                           Title:   Secretary


                           Temple-Inland Stores Company


                           By:
                           Name:    M. Richard Warner
                           Title:   Secretary



                           SCHEDULE 8.3



     (a)  Severance pay and severance benefits payable:

to any Transferred Employee employed at the Extruder Facility as a result of the termination of such Transferred Employee's employment, where the number of such Transferred Employees terminated under this clause (i) was set forth in a notice delivered to Seller by Buyer on or before the 180th day after the Closing Date and resulted from Buyer discontinuing the operations of the Extruder Facility on or before the first anniversary of the Closing Date; and

to Employee 1, Employee 2 and Employee 3, if and to the extent they become Transferred Employees, pursuant to the agreements with such individuals listed in Section 5.16(a) of the Disclosure Schedule, provided that Seller's obligation for severance pay and severance benefits for each of the foregoing executives shall not exceed 3 years current salary;

to any Transferred Employee as a result of the termination of such Transferred Employee's employment at any time on or before the 180th day after the Closing Date, and to any Business Employees listed in Schedule 8.1 as a result of the termination of such Business Employee's employment on the Closing Date, for up to 5% of such Business Employees and Transferred Employees other than Transferred Employees covered by clauses (i) and (ii); provided that Seller's obligation for severance pay and severance benefits under this clause (iii) shall not exceed $2,000,000 in the aggregate.

     (b) Solely for the purposes of calculating the aggregate Retained Severance to be paid by Seller under clause (iii) of this Schedule and not the Retained Severance of individual Transferred Employees, when the percentage referenced in such clause (iii) exceeds 5%, the Retained Severance of each such Transferred Employee and each such Business Employee shall be deemed to be the mathematical average of the Retained Severance for all the Transferred Employees and Business Employees covered by such clause
(iii), including such Transferred Employees and Business Employees as may be in excess of the 5% limitation.

     (c) Retained Severance for any Transferred Employee or business Employer shall in no event exceed the sum of (i) the amount of the severance pay and benefits that would be payable to such Transferred Employee or Business Employer under the applicable Employee Plans providing severance pay and severance benefits, as in effect on the date hereof, and (ii) any amounts required to be paid by contracts in effect as of the date hereof or by applicable law.

                                                        Exhibit 99a



Media Contacts:             William P. Fuller III  (212) 318-5250
                            Donna N. Bodden        (212) 318-5258

Investor Relations Contact: Roger A. Holmes        (212) 318-5288



   WESTVACO TO ACQUIRE TEMPLE-INLAND'S BLEACHED PAPERBOARD MILL
         $575 MILLION DEAL WILL BE ACCRETIVE IN FIRST YEAR

NEW YORK, NY, October 4, 1999 -- Westvaco Corporation (NYSE:W) today announced a definitive agreement to acquire Temple-Inland Inc.'s bleached paperboard mill in Evadale, TX, for $575 million for the fixed assets and approximately $50 million in working capital. The cash transaction also includes a long-term contract with Temple-Inland for the supply of wood fiber to the mill. The boards of directors of both companies have unanimously approved the transaction, which is scheduled to close in December, pending the necessary government approvals and other customary conditions.

"I am extremely enthusiastic about the outstanding strategic and operational fit that this acquisition represents," said John A. Luke, Jr., Westvaco Chairman and CEO. "The economics of this transaction at a purchase price of $575 million are compelling.
The Evadale mill will be accretive to earnings and cash flow in the first year of our ownership. In addition, within three years, we estimate that synergies and cost savings will total approximately $100 million annually."

Mr. Luke added, "We have an opportunity to extend the marketing and manufacturing leadership which we have in a core business and, in doing so, meaningfully enhance our earnings capability. With Evadale, we will have a two-mill, eight-machine bleached paperboard system. This combination will add new products to our portfolio, improve our manufacturing flexibility and increase our production capacity by more than two-thirds. These benefits come at a time when global demand for bleached paperboard is expected to increase
3.0 to 3.5 percent a year, somewhat ahead of supply growth."

The Evadale mill's annual production capacity of 670,000 tons will increase Westvaco's total bleached paperboard production capacity to 1.6 million tons, strengthening the company's position as the third largest bleached paperboard producer in the world. The company currently operates a world-class bleached board mill in Covington, VA. Its Printkoter products are used to package beverages, confections, cosmetics, food, consumer electronics, pharmaceuticals and tobacco, as well as in commercial printing applications. With the addition of the Evadale mill, Westvaco will increase its participation in packaging and commercial printing markets while adding new business in food service, greeting cards and office supplies. The purchase agreement also includes an off-site bleached paperboard extrusion coating plant.

"We are a leader in bleached paperboard because of our commitment to providing customer value that is second to none," said Mr. Luke. "Our high-quality products and focused attention to customer service provides us with many marketing advantages. We expect excellent results from applying our manufacturing and marketing expertise at the Evadale mill with the help of its dedicated and talented workforce. Major investments undertaken in the 1990s have positioned the mill for significant improvements in operations and product quality."

Mr. Luke noted that the decision to expand the company's packaging business is a result of its strategic review process, which began earlier this year. "That process has enabled us to better identify the growth opportunities, as well as the challenges, associated with fast-paced changes in our markets," he said. "In September, we announced our intent to reorganize more than half of our company to create a single business unit focused on growing worldwide markets for packaging. Evadale will position us to further extend our global reach, and our new Packaging Resources Group will be an excellent platform for maximizing the value of that operation."

Westvaco Corporation (www.westvaco.com), headquartered in New York, is a major producer of packaging, paper and specialty chemicals, all supported by a strategy of building strong customer relationships through product and service differentiation. The company supplies customers in more than 70 countries from wholly-owned operations in the United States, Brazil and the Czech Republic, as well as a joint venture in China. The company also owns 1.5 million acres of forests in the United States and Brazil. In fiscal 1998, international business contributed approximately 25 percent of net sales totaling $2.9 billion.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company, or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, and in the forms 10-K, 10-Q and 8-K and other documents filed by Westvaco with the Securities and Exchange Commission, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed in or implied by the forward-looking statements include, but are not limited to, competitive pricing for the company's products; changes in raw materials, energy and other costs; impact of Year 2000 issues; fluctuations in demand and changes in production capacities; changes to economic growth in the U.S. and international economies, especially in Asia and Brazil; government policies and regulations, including but not limited to those affecting the environment and the tobacco industry; and currency movements.


                                                        Exhibit 99b


Media Contacts:              William P. Fuller III  (212) 318-5250
                             Donna N. Bodden        (212) 318-5258

Investor Relations Contact:  Roger A. Holmes        (212) 318-5288



               WESTVACO ANNOUNCES RESTRUCTURING PLAN
       Company expects $35 million in annual pretax savings

NEW YORK, NY, October 4, 1999 -- Westvaco Corporation (NYSE:W) today announced a series of actions to improve the company's performance and a related pretax charge against fiscal fourth quarter 1999 earnings that is expected to total about $85 million. The charge is primarily a noncash write- down of assets.

"The actions that we are announcing today are a result of our strategic review process and are principally intended to enhance the strength and focus of our packaging-related businesses," said John A. Luke, Jr., Chairman and CEO. "We expect to obtain about $35 million in pretax annual savings from both operational efficiencies and from scaling back operations that no longer meet our financial or strategic objectives."

The projected savings will result from costs associated with actions at the affected locations, including the elimination of about 300 jobs. The job eliminations represent less than 2.5 percent of Westvaco's workforce of 12,800 people.

The most significant changes associated with the restructuring charge are a result of strategic reviews of the units which will form Westvaco's new Packaging Resources Group. This new group will be effective November 1 and combines the company's Bleached Board, Consumer Packaging and Kraft Divisions along with the packaging component of its international sales operation. This new strategic platform, which is designed to enhance the company's participation in growing global markets, also offers opportunities for important cost reductions. Some of the cost reductions are associated with writing down certain equipment.

In the company's Consumer Packaging Division, underutilized production capacity in Richmond, VA, will be eliminated as a result of changes in market conditions in certain markets. Also, at its Bleached Board Division mill in Covington, VA, the company will write down an underutilized recycling facility due to limited demand for bleached paperboard made with recycled fiber content.

In addition to changes related to Westvaco's packaging businesses, the restructuring charge includes write-downs within other business units. The largest of these is the permanent shutdown of an older paper machine at the company's fine papers mill in Luke, MD, which as previously announced was temporarily shut down in January.

"The savings that we will achieve through our restructuring plans will be in addition to the savings we expect from our focus on sustainable cost reductions," said Mr. Luke. Westvaco is nearing its multi-year goal of $100 million a year in sustainable cost reductions set in 1998. At the end of its fiscal third quarter, the company was accumulating annual savings at a rate of $80 million.

Westvaco Corporation (www.westvaco.com), headquartered in New York, is a major producer of packaging, paper and specialty chemicals, all supported by a strategy of building strong customer relationships through product and service differentiation. The company supplies customers in more than 70 countries from wholly-owned operations in the United States, Brazil and the Czech Republic, as well as a joint venture in China. The company also owns 1.5 million acres of forests in the United States and Brazil. In fiscal 1998, international business contributed approximately 25 percent of net sales totaling $2.9 billion.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company, or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, and in the forms 10-K, 10-Q and 8-K and other documents filed by Westvaco with the Securities and Exchange Commission, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed in or implied by the forward-looking statements include, but are not limited to, competitive pricing for the company's products; changes in raw materials, energy and other costs; impact of Year 2000 issues; fluctuations in demand and changes in production capacities; changes to economic growth in the U.S. and international economies, especially in Asia and Brazil; government policies and regulations, including but not limited to those affecting the environment and the tobacco industry; and currency movements.